                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549




                                   FORM 8-K


                                CURRENT REPORT





              Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934



       Date of Report (Date of earliest event reported): July 10, 1995



                         THE COLONIAL BANCGROUP, INC
            (Exact name of registrant as specified in its charter)




       Delaware                     1-13508                 63-0661573
(State of Incorporation)     (Commission File No.)    (IRS Employer I.D. No.)





            One Commerce Street, Montgomery, Alabama        36104
            (Address of Principal Executive Office)         (Zip code)


      Registrant's telephone number, including area code:  334-240-5000

ITEM 5.  OTHER EVENTS.

BancGroup completed the acquisition of Colonial Mortgage Company (CMC), an entity under common control, on February 17, 1995. The combination is accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying consolidated selected financial data, management's discussion and analysis and consolidated financial statements as of December 31, 1994, 1993, and 1992 and for each of the three years in the period ended December 31, 1994 have been restated to give retroactive effect to the acquisition of CMC and include the combined operations of BancGroup and CMC for all periods presented.

                                  SIGNATURES





        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           The Colonial BancGroup, Inc.


                                           By:    /s/ W. Flake Oakley, IV
                                                  -----------------------
                                                  W. Flake Oakley, IV

                                                  Its Chief Financial Officer


                                           On:    July 10, 1995
                                                  -------------

                  COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                    INDEX TO RESTATED FINANCIAL STATEMENTS


                                                       Page Number*
                                                       -----------
Selected Financial Data                                     16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations                                             19
Report of Independent Accountants                           41
Consolidated Financial Statements                           42
Notes to Consolidated Financial Statements                  46

* Pagination is consistent with BancGroup's 1994 Annual Report to Shareholders (page numbers 1 through 15 are not utilized in this filing).

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
(as restated)*

                                                                                                    For the years ended
                                                                           December 31, 1994, 1993, 1992, 1991 and 1990
                                                                               (In thousands, except per share amounts)

                                                        1994           1993          1992          1991          1990
- -----------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                                       $187,230      $141,572       $130,624      $138,969      $137,343
Interest expense                                        82,549        59,517         60,576        81,486        88,102
- -----------------------------------------------------------------------------------------------------------------------
Net interest income                                    104,681        82,055         70,048        57,483        49,241
Provision for possible loan losses                       6,481         7,945          7,979         6,364         6,306
- -----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                                  98,200        74,110         62,069        51,119        42,935
Noninterest income                                      44,243        40,433         34,727        31,271        28,547
Noninterest expense                                    100,791        86,520         75,529        65,996        61,435
- -----------------------------------------------------------------------------------------------------------------------
Income before income taxes                              41,652        28,023         21,267        16,394        10,047
Applicable income taxes                                 14,342         8,886          5,715         4,175         1,782
- -----------------------------------------------------------------------------------------------------------------------
Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes                           27,310        19,137         15,552        12,219         8,265
Extraordinary items, net of income taxes                    --          (463)            --           831         1,385
Cumulative effect of a change in
  accounting for income taxes(1)                            --         3,219             --            --            --
- -----------------------------------------------------------------------------------------------------------------------
Net income                                            $ 27,310      $ 21,893       $ 15,552      $ 13,050      $  9,650
=======================================================================================================================

EARNINGS PER COMMON SHARE
  Income before extraordinary items
  and the cumulative effect of a change in
  accounting for income taxes:
    Primary                                           $   2.28      $   2.01       $   1.72      $   1.37      $   0.94
    Fully-diluted                                     $   2.23      $   1.96       $   1.71      $   1.37      $   0.94
  Net income:
    Primary                                           $   2.28      $   2.30       $   1.72      $   1.47      $   1.10
    Fully-diluted                                     $   2.23      $   2.21       $   1.71      $   1.47      $   1.10
  Average shares outstanding:
    Primary                                             11,996         9,530          9,016         8,905         8,792
    Fully-diluted                                       12,763        10,623         10,327        10,247        10,095

Cash dividends per common share:
  Class A                                             $   0.80      $   0.71       $   0.67      $   0.63      $   0.60
  Class B                                             $   0.40      $   0.31       $   0.27      $   0.23      $   0.20
=======================================================================================================================

*   See Note 2 to the consolidated financial statements.
(1) Adoption of SFAS #109, see Notes 1 and 18 to the consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
SELECTED FINANCIAL DATA CONTINUED
(as restated)*

                                                                                                   For the years ended
                                                                          December 31, 1994, 1993, 1992, 1991 and 1990
                                                                              (In thousands, except per share amounts)

                                                          1994         1993(1)        1992          1991          1990
- ----------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION
At year-end:
  Total assets                                      $2,838,343    $2,822,521    $1,796,246    $1,687,177    $1,568,216
  Loans, net of unearned income                      2,093,703     1,771,989     1,172,151     1,093,728     1,062,798
  Mortgage loans held for sale                          60,536       361,496       144,215       105,219        31,069
  Deposits                                           2,171,464     2,190,998     1,493,479     1,452,344     1,339,918
  Long-term debt                                        69,043        57,397        22,979        27,225        29,397
  Shareholders' equity                                 191,551       172,764       100,406        88,429        78,412
Average daily balances:
  Total assets                                      $2,726,710    $2,119,660    $1,764,397    $1,643,622    $1,532,863
  Interest-earning assets                            2,458,568     1,871,254     1,540,926     1,450,115     1,355,059
  Loans, net of unearned income                      1,906,385     1,315,910     1,136,124     1,094,096     1,016,826
  Mortgage loans held for sale                         131,121       241,683       118,510        65,373        28,525
  Deposits                                           2,158,532     1,644,658     1,476,668     1,403,538     1,309,395
  Shareholders' equity                                 182,823       119,790        94,833        84,423        75,371
Book value per share at year-end                    $    16.08    $    14.64    $    11.27    $    10.00    $     8.92
Tangible book value per share at year-end                14.71         13.25         10.60          9.21          8.12
======================================================================================================================

SELECTED RATIOS
Income before extraordinary items and the
  cumulative effect of a change in accounting
  for income taxes to:
    Average assets                                        1.00%         0.90%         0.88%         0.74%         0.54%
    Average shareholders' equity                         14.94         15.98         16.40         14.47         10.97
Net income to:
    Average assets                                        1.00          1.03          0.88          0.79          0.63
    Average shareholders' equity                         14.94         18.28         16.40         15.46         12.80
Efficiency ratio                                         66.68         69.50         70.64         72.52         76.69
Dividend payout ratio                                    27.21         25.33         26.85         31.60         44.00
Average equity to average total assets                    6.70          5.65          5.37          5.14          4.92
Total nonperforming assets to
  net loans, other real estate and repossessions(2)       0.91          1.31          1.34          1.07          1.49
Net charge-offs to average loans                          0.09          0.33          0.47          0.51          0.49
Allowance for possible loan losses to
  total loans (net of unearned income)                    1.60          1.62          1.60          1.48          1.42
Allowance for possible loan losses to
  nonperforming loans(2)                                   314%          347%          246%          246%          132%
======================================================================================================================

*   See Note 2 to the consolidated financial statements.
(1) During 1993, BancGroup completed the acquisition of five financial institutions with assets of approximately $706 million. See page 20 in Management's Discussion and Analysis and page 47 in the notes to the consolidated financial statements for additional information.
(2) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 33.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
SELECTED QUARTERLY FINANCIAL DATA 1994-1993
(as restated)*



                                                                               (In thousands, except per share amounts)

                                                   1994                                         1993
                                 -----------------------------------------    -----------------------------------------
                                 DEC. 31   SEPT. 30    JUNE 30    MARCH 31    DEC. 31   SEPT. 30     JUNE 30   MARCH 31
- -----------------------------------------------------------------------------------------------------------------------
Interest income                  $50,870    $47,180    $45,779     $43,401    $38,269    $37,524     $35,361    $30,418
Interest expense                  23,341     20,439     19,915      18,854     15,922     15,824      14,855     12,916
- -----------------------------------------------------------------------------------------------------------------------
Net interest income               27,529     26,741     25,864      24,547     22,347     21,700      20,506     17,502
Provision for loan losses          1,767      1,818      1,448       1,448      2,333      2,061       2,263      1,288
- -----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses       25,762     24,923     24,416      23,099     20,014     19,639      18,243     16,214
Income before
  extraordinary items and
  the cumulative effect of
  a change in accounting
  for income taxes                 6,644      7,078      6,740       6,848      4,688      5,223       5,202      4,024
Net income                       $ 6,644    $ 7,078    $ 6,740     $ 6,848    $ 4,688    $ 4,760     $ 5,202    $ 7,243(1)
- -----------------------------------------------------------------------------------------------------------------------
Per common share:
 Income before
  extraordinary items and
  the cumulative effect of
  a change in accounting
  for income taxes
      Primary                    $  0.55    $  0.59    $  0.56     $  0.57    $  0.48    $  0.54     $  0.54    $  0.44
      Fully-diluted                 0.54       0.58       0.55        0.56       0.47       0.53        0.52       0.43
  Net income
      Primary                    $  0.55    $  0.59    $  0.56     $  0.57    $  0.48    $  0.49     $  0.54    $  0.80
      Fully-diluted                 0.54       0.58       0.55        0.56       0.47       0.48        0.52       0.74
=======================================================================================================================

*   See Note 2 to the consolidated financial statements.
(1) Adoption of SFAS #109, see Notes 1 and 18 to the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
- --------------------------------------------------------------------------------
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. All appropriate financial data has been restated to include the February 17, 1995 acquisition of Colonial Mortgage Company, a combination accounted for in a manner similar to a pooling of interest. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy.


- -------------------------------------------------------------------------------

BACKGROUND

   BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 28 acquisitions and the acquisition of Colonial Mortgage Company, the Company has now grown to a $2.8 billion multistate bank holding company with substantial centralized operations, significant market presence in certain non-metropolitan areas, local lending autonomy with centralized loan review and a strong commercial lending function in Alabama's largest population centers. More importantly, BancGroup has increased its operating earnings per share (earnings excluding extraordinary items and accounting changes) an average of 24.7% per year since 1990; achieved a return on equity of 14.94% or greater since 1992 and reached a 1.00% return on assets in 1994.

   In 1990 BancGroup set four goals: 1) an annual earnings growth rate in excess of 10%, 2) a 15% return on equity, 3) a 1% return on assets and 4) a consistently increasing dividend. All of these goals have been accomplished and new goals have been set. These goals are: 1) an annual earnings growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

  - COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and in developing a strong customer base, particularly with respect to lending relationships.

  - COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 19.4% during 1994 following a 27% increase in 1993. BancGroup has been very successful in competing for these loans against larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

  - CONSUMER REAL ESTATE: Since 1993 BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, BancGroup acquired Colonial Mortgage Company (CMC), one of the 100 largest mortgage loan servicers in the country with over $6.4 billion in servicing volume at December 31, 1994. Separate from the CMC acquisition, which was completed on February 17, 1995, BancGroup has increased residential mortgage loans 174% from December 31, 1992 to $857 million at December 31, 1994.

  - COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 76.69% in 1990 to 66.68% in 1994. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, BancGroup is currently undertaking a re-engineering study to streamline transaction processing and increase the cost-effective use of technological resources.

  - CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in the Company's 18% growth in loans during 1994. In addition the CMC acquisition is expected to add further asset generating sources for mortgage loans and mortgage servicing rights.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


  - ASSET QUALITY: Maintenance of high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. The Company's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993 the Company completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in 1993 by $12.8 million to 1.31% of loans and other real estate. This ratio was reduced to .91% as of December 31, 1994 primarily through sales of other real estate. Net charge-offs have consistently over the past 5 years compared favorably with the Company's peer group and were only .09% of average loans in 1994.

  - INCENTIVE PLAN: In January 1993 the Company adopted a profit-based incentive plan for all salaried employees. The plan sets an earnings per share target for the year and allows participants to share in the Company's income above the target based on regional bank, branch and individual goals. Along with the Company's community bank focus, the incentive plan has been a key ingredient in increased BancGroup earnings.

  - STOCK RECLASSIFICATION: On February 21, 1995 BancGroup reclassified its two classes of common stock into one class. This action eliminates the super voting rights of the previously existing Class B common stock and establishes the rights of all stockholders on an equal basis. Management believes the reclassification will significantly increase the market acceptance of the Company's common stock and therefore enhance its ability to expand through acquisitions. Subsequent to the reclassification, and as part of this strategy for broader market acceptance, BancGroup listed its common stock for trading on the New York Stock Exchange on February 24, 1995.

   Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates our trends concerning the initiatives taken through 1994.

- --------------------------------------------------------------------------------

ACQUISITIONS

  A principal part of BancGroup's strategy is to acquire other financial institutions in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business. During 1994 BancGroup completed the acquisition of branches in Tallassee and Eufaula, Alabama with total deposits of $16 million from the Resolution Trust Corporation. In addition BancGroup reached an agreement to purchase Colonial Mortgage Company (CMC) and Brundidge Banking Company (Brundidge). The CMC acquisition was completed on February 17, 1995 and is discussed more fully in the following section. The Brundidge acquisition was completed on March 31, 1995.

  During 1993 BancGroup completed the following acquisitions of other financial institutions:
(Dollars in thousands)

                                                    DATE          BANCGROUP       TOTAL          TOTAL         TOTAL
FINANCIAL INSTITUTIONS                            ACQUIRED         SHARES         ASSETS         LOANS        DEPOSITS
- -----------------------------------------------------------------------------------------------------------------------
Auburn Federal Savings Bank                        3/19/93         148,822     $  27,123      $  11,070       $  23,724
Home Federal Savings Bank of Alabama               3/26/93         407,179        90,483         61,436          78,535
First Federal Savings and
  Loan Association of Russell County               7/23/93              --        52,380         45,826          51,834
United Savings Bank                               11/12/93         191,944        56,581         50,815          46,930
First AmFed Corporation                           12/31/93       2,091,057       479,393        297,826         421,398
- -----------------------------------------------------------------------------------------------------------------------
Total                                                            2,839,002     $ 705,960      $ 466,973       $ 622,421
=======================================================================================================================


   All of the 1993 acquisitions were accounted for as purchases, and the operations and income of the acquired institutions are included in the income of BancGroup from the date of purchase. Since the First AmFed acquisition was completed on December 31, 1993, no income or expense has been included in the results of operations for BancGroup for the year 1993. Each of the acquired institutions was merged into Colonial BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each acquired institution, a separate determination of the impact on earnings of BancGroup for 1993 and 1994 cannot reasonably be determined.

   The acquisitions have had an impact on the comparisons of operating results for 1993 and 1994 with prior years. Where such information is determinable it has been identified and discussed in the Discussions of Results of Operations and Financial Condition that follows.

COLONIAL MORTGAGE COMPANY ACQUISITION

   On February 17, 1995 BancGroup completed the acquisition of Colonial Mortgage Company (CMC). This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

   The CMC acquisition was a combination between entities under common control, therefore it was accounted for on a basis similar to a pooling of interests, with the book value of servicing rights and other assets being carried over to BancGroup. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the acquisition had occurred at the beginning of the earliest period presented.

FEE INCOME

   CMC, as of February 17, 1995, provided servicing for approximately 83,000 customers with a total outstanding balance of $6.4 billion. The servicing revenues from this portfolio plus other fee income from CMC increased BancGroup's noninterest income by approximately $24 million in 1994, from previously reported amounts.

CONSUMER REAL ESTATE LENDING

   CMC, through its wholesale and retail offices, originated over $5 billion in residential real estate loans from 1992 through 1994. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring ARM loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

   CMC currently has 21 offices in 11 states and 83,000 servicing customers located in 32 states. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Orlando, Dallas, Seattle, Denver, Milwaukee and Phoenix.

CAPITAL UTILIZATION

   CMC's growth has previously been somewhat limited due to its ownership structure as part of a private company. The combination of BancGroup and CMC provides additional resources for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

   CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $94 million during 1994. These balances, most of which were in other financial institutions, will be deposited into Colonial Bank, increasing noninterest bearing demand deposit accounts from the current 16.7% of total deposits to approximately 19%. These balances will have a positive impact on BancGroup's net interest margin.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

   Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 25 years. In addition, Ronnie Wynn has been the president of CMC for 19 years and is a former president of the Mortgage Bankers Association of America. This continuation of management will provide a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

   BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

   The major components of BancGroup's net income are:

(In thousands)                  1994            1993           1992
- --------------------------------------------------------------------
Net interest income          $ 104,681       $ 82,055       $ 70,048
Provision for possible
  loan losses                   (6,481)        (7,945)        (7,979)
Noninterest income              44,243         40,433         34,727
Noninterest expense           (100,791)       (86,520)       (75,529)
- --------------------------------------------------------------------
Pretax income                   41,652         28,023         21,267
Taxes                          (14,342)        (8,886)        (5,715)
- --------------------------------------------------------------------
Income before
  extraordinary items and
  the cumulative effect of
  a change in accounting
  for income taxes              27,310         19,137         15,552
Extraordinary loss                  --           (463)            --
Cumulative effect of
  accounting change                 --          3,219             --
- --------------------------------------------------------------------
Net income                   $  27,310       $ 21,893       $ 15,552
- --------------------------------------------------------------------

   Consistently increasing net income is a primary goal of management. With 1990 as a base year, operating earnings (net income before extraordinary items and accounting change) increased 43% in 1994, 23% in 1993 and 27% in 1992. The most significant factors affecting income for 1994, 1993 and 1992 are highlighted below and discussed in greater detail in subsequent sections.

   - An increase in 1994 of 31.4% in average earning assets. This follows an increase of 21.4% in 1993.

   -     An increase in 1994 of $3.8 million (9%) in non-interest income.

   - Maintenance of high asset quality and reserve coverage ratios. Loan loss provisions in 1994 were reduced $1.5 million as net charge-offs declined from $4.4 million or .33% of average net loans in 1993 to $1.7 million or .09% of average net loans in 1994.

   - Loan growth, excluding acquisitions, of 18.1% in 1994 following an increase of 11.5% in 1993.

   - An increase in loans as a percent of average earning assets from 70.3% in 1993 to 77.5% in 1994.

   - Noninterest expenses as a percent of average assets were reduced to 3.70% in 1994 from 4.08% in 1993.

   - 1993 includes a $463,000 extraordinary loss from the early redemption of subordinated convertible debt and $3,219,000 in income from the cumulative effect of a change in accounting for income taxes.


NET INTEREST INCOME

   Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the schedule on page 24.

   The net yield on interest-earning assets was 4.35% in 1994 compared to 4.49% in 1993 and 4.69% in 1992. Over this period net interest income on a fully tax equivalent basis increased to $106.9 million in 1994 from $84.1 million in 1993 and $72.2 million in 1992. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

   After declining consistently from 1989 through 1992 and remaining virtually flat throughout 1993, short-term interest rates increased dramatically throughout 1994. For example, the average fed funds rate for overnight bank borrowings was 2.99% in December 1993 and 5.45% in December 1994 and the Company's prime rate increased from 6.0% to 8.5% over the same period. Long-term rates also increased through much of 1994, with the 30-year treasury bond starting in January at 6.22% and ending December at 7.93%. While the average net interest margin has decreased from 1993 to 1994, increasing short term rates and the impact of changes in the Company's asset mix have resulted in increases in the margin from 4.12% in the first quarter of 1994 to 4.45% in the fourth quarter. Increasing long-term rates during 1994 have had less impact on BancGroup's margins since the Company has less than 6% of its interest-bearing assets or liabilities that reprice beyond 10 years.

ACQUISITIONS

   The acquisitions completed during 1993 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-BEARING LIABILITIES

   -     COST OF FUNDS

         Rates paid on new time deposits and variable rate deposits increased during 1994 but at a slower rate of increase than market interest rates. Competitive pressures on these deposit rates were not significant, allowing the Company to maintain a relatively low cost of funds as rates increased.

INTEREST-EARNING ASSETS

   -     GROWTH IN EARNING ASSETS

         One of the most significant factors in the Company's increase in income for 1994 has been the 31.4% increase in average interest-earning assets. This follows a 21.4% increase in 1993. The acquisitions completed during 1993 have had a major impact on the increase in average earning assets. In addition and equally significant, net loans increased $322 million (18.1%) from December 31, 1993 to December 31, 1994. Earning assets as a percentage of total average assets also increased from 87% in 1992 to 88% in 1993 and to 90% in 1994.

   -     MORTGAGE LOANS HELD FOR SALE

         Increasing long-term interest rates have had a dramatic impact on the volume of mortgage loan originations, causing the average balance of mortgage loans held for sale to decline from $242 million in 1993 to $131 million in 1994. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by Colonial Mortgage then packaged and sold in the secondary market. Colonial Mortgage incurs gains or losses associated with rate fluctuations. Colonial Mortgage limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


AVERAGE VOLUME AND RATES

                                           1994                            1993                           1992
                               ------------------------------   -----------------------------  ---------------------------
                                 AVERAGE              AVERAGE     AVERAGE             AVERAGE    AVERAGE           AVERAGE
(In thousands)                   VOLUME    INTEREST     RATE      VOLUME    INTEREST    RATE     VOLUME   INTEREST   RATE
- --------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                   $1,906,385   $155,385    8.15%   $1,315,910   $107,673   8.18%  $1,136,124  $100,185   8.82%
Mortgage loans held for sale      131,121     10,313    7.87       241,683     17,737   7.34      118,510    12,422  10.48
Investment securities and
  securities available for sale:
  Taxable                         334,200     18,288    5.47       246,898     13,882   5.62      219,047    15,908   7.26
  Nontaxable (2)                   38,623      2,967    7.68        29,249      2,505   8.56       21,076     2,078   9.86
  Equity securities (3)            36,196      2,032    5.61        26,307      1,423   5.41       31,632     1,650   5.22
- ----------------------------------------------------            ---------------------          --------------------
  Total investment securities     409,019     23,287    5.69       302,454     17,810   5.89      271,755    19,636   7.23
Federal funds sold and
  securities purchased under
  resale agreements                 5,380        186    3.46         8,077        247   3.06       14,179       500   3.53
Interest-earning deposits           6,663        293    4.40         3,130        104   3.32          358        26   7.26
- ----------------------------------------------------            ---------------------          --------------------
  Total interest-earning
    assets                      2,458,568   $189,464    7.71%    1,871,254   $143,571   7.67%   1,540,926  $132,769   8.62%
- ----------------------------------------------------            ---------------------          --------------------
Allowance for loan losses         (31,267)                         (22,320)                       (17,161)
Cash and due from banks           107,209                           90,511                         88,095
Premises and equipment, net        45,765                           36,612                         34,311
Other assets                      146,435                          143,603                        118,226
- -----------------------------------------                       ----------                     ----------
TOTAL ASSETS                   $2,726,710                       $2,119,660                     $1,764,397
- -----------------------------------------                       ----------                     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
 Interest-bearing demand
  deposits                     $  491,671   $ 13,521    2.75%   $  404,517   $ 11,099   2.74%  $  349,093  $ 10,867   3.11%
 Savings deposits                 279,554      8,681    3.11       222,466      6,582   2.96      212,266     7,356   3.47
 Time deposits                  1,062,219     46,461    4.37       744,071     32,774   4.40      678,333    35,860   5.29
 Short-term borrowings            235,598     10,425    4.42       195,752      6,268   3.20       53,380     1,748   3.27
 Long-term debt                    83,858      3,461    4.13        56,339      2,794   4.96       73,241     4,745   6.48
- ----------------------------------------------------            ---------------------          --------------------
  Total interest-bearing
    liabilities                 2,152,900   $ 82,549    3.83%    1,623,145   $ 59,517   3.67%   1,366,313  $ 60,576   4.43%
- ----------------------------------------------------            ---------------------          --------------------
Noninterest-bearing demand
  deposits                        325,088                          273,604                        236,976
Other liabilities                  65,899                          103,121                         66,275
- -----------------------------------------                       ----------                     ----------
Total liabilities               2,543,887                        1,999,870                      1,669,564
Shareholders' equity              182,823                          119,790                         94,833
- -----------------------------------------                       ----------                     ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY         $2,726,710                       $2,119,660                     $1,764,397
==========================================================================================================================
RATE DIFFERENTIAL                                       3.88%                           4.00%                         4.19%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS (4)                        $106,915    4.35%                $ 84,054   4.49%              $ 72,193   4.69%
==========================================================================================================================

(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on nontaxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145% in 1993-1994 and 141% in 1992.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145% in 1993-1994 and 141% in 1992. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7% in 1993-1994 and 136% in 1992. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4)      Net interest income divided by average total interest-earning assets.


ANALYSIS OF INTEREST INCREASES (DECREASES)

                                           1994 CHANGE FROM 1993                          1993 CHANGE FROM 1992
                                 ---------------------------------------          ---------------------------------------
                                                          DUE TO (1)                                    DUE TO (1)
                                                   ---------------------                          -----------------------
(In thousands)                      AMOUNT          VOLUME          RATE            AMOUNT         VOLUME      RATE
- -------------------------------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities               $ 4,406        $ 4,785       $  (379)          $(2,026)       $ 1,858    $ (3,884)
  Nontaxable securities (2)            462            739          (277)              427            728        (301)
  Dividends on preferred
    stocks (3)                         609            554            55              (227)          (285)         58
- -------------------------------------------------------------------------------------------------------------------------
  Total securities                   5,477          6,078          (601)           (1,826)         2,301      (4,127)
  Total loans (net of unearned
   income)                          47,712         48,109          (397)            7,488         15,104      (7,616)
  Mortgage loans held for sale      (7,424)        (8,625)        1,201             5,315          9,903      (4,588)
  Federal funds sold and
   securities purchased
   under resale agreements             (61)           (90)           29              (253)          (193)        (60)
  Interest-earning deposits            189            146            43                78             99         (21)
- -------------------------------------------------------------------------------------------------------------------------
  Total                             45,893         45,618           275            10,802         27,214     (16,412)
- -------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                         2,422          2,382            40               232          1,610      (1,378)
  Savings deposits                   2,099          1,753           346              (774)           343      (1,117)
  Time deposits                     13,687         13,911          (224)           (3,086)         3,285      (6,371)
  Short-term borrowings              4,157          1,447         2,710             4,520          4,558         (38)
  Long-term debt                       667          1,194          (527)           (1,951)          (968)       (983)
- -------------------------------------------------------------------------------------------------------------------------
  Total                             23,032         20,687         2,345            (1,059)         8,828      (9,887)
- -------------------------------------------------------------------------------------------------------------------------
Net interest income                $22,861        $24,931       $(2,070)          $11,861        $18,386    $ (6,525)
=========================================================================================================================

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume X change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145% in 1993-1994 and 141% in 1992. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7% in 1993-1994 and 136% in 1992. Tax equivalent average rate is tax equivalent dividends divided by average volume.

- --------------------------------------------------------------------------------

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


NONINTEREST INCOME

   BancGroup derives approximately 50% of its noninterest income from mortgage banking related activities with the remaining 50% from traditional retail banking services including various deposit account charges, safe deposit box rentals and credit life commissions. Prior to the Colonial Mortgage acquisition on February 17, 1995, BancGroup did not acquire other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1992 through 1994 has been to increase noninterest income. During 1994 the Company took a major step toward achieving this goal by reaching an agreement to acquire Colonial Mortgage Company. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing and origination fees.

   CMC has servicing and subservicing agreements under which it services 82,791, 67,608 and 57,724 mortgage loans with principal balances of $6.4 billion, $4.6 billion and $3.4 billion on December 31, 1994, 1993 and 1992, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $18.1 million, $12.0 million and $12.0 million for the years ended December 31, 1994, 1993 and 1992, respectively. CMC through its wholesale and retail offices, originated $1.2 billion and $2.6 billion in residential real estate loans in 1994 and 1993, respectively. The increased volume in 1993 was primarily due to lower long-term interest rates which resulted in increased mortgage lending activity. These origination activities resulted in $4.1 million and $9.1 million in origination related fees for the years ended December 31, 1994 and 1993, respectively.

   Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1994 and 1993 average noninterest demand accounts increased 18.8% and 15.5%. This increase in volume and increases in service fee rates resulted in a 12% increase in service charge income in 1994 and a 9% increase in 1993.

   Other charges, fees, and commissions increased $889,000 (40%) in 1994 and $205,000 (10%) in 1993. The increase is primarily from credit card related fees and credit life commissions on residential mortgage and consumer loans. Acquisitions have had a minimal impact on income in this area with most of the increase due to an emphasis on bottom line income as a result of the Company's incentive plan.

   The Company through its subsidiary Colonial Mortgage enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released resulted in income of $539,000, 1,820,000 and 685,000 for 1994, 1993 and 1992, respectively. This income is included in other income. The remaining increase in other income of $1,300,000 from 1993 to 1994 is due primarily to a gain on sale of fixed assets as well as increases in income from investment sales, safe deposit boxes, ATM transaction fees, and various other sources. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment services activities totaled $990,000, $770,000 and $152,000 in 1994, 1993 and 1992, respectively. The remaining $1,448,000 increase in other income in 1993 comes primarily from the investment sales programs as indicated previously of $618,000, and an increase of $190,000 in amortization of negative goodwill and other smaller increases.

   Securities gains of $1.2 million in 1992 include a $1.1 million gain from the sale of the Company's investment in the common stock of another bank holding company. Other securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of a change in investment strategy, resulting from changes in tax rates or status, credit quality, significant interest rate fluctuations or realignment of security portfolios of acquired institutions.

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                    INCREASE (DECREASE)
                                                                              -----------------------------------------------
                                          YEARS ENDED DECEMBER 31               1994                  1993
                                      ---------------------------------       COMPARED              COMPARED
(In thousands)                          1994        1993          1992         TO 1993       %      TO 1992         %
- -----------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing and
    origination fees                  $22,216      $21,079      $17,816        $1,137        5%     $ 3,263        18%
  Service charges on deposit
    accounts                           12,384       11,104       10,144         1,280       12          960         9
  Other charges, fees, and
    commissions                         3,134        2,245        2,040           889       40          205        10
  Other income                          6,349        6,330        3,747            19       --        2,583        69
- -----------------------------------------------------------------------        ------               -------
Subtotal                               44,083       40,758       33,747         3,325        8        7,011        21
  Other noninterest income items:
  Securities gains, net                    84           49        1,220            35                (1,171)
  Gain (loss) on disposal of other
    real estate and repossessions          76         (374)        (240)          450                  (134)
- -----------------------------------------------------------------------        ------               -------
Total noninterest income              $44,243      $40,433      $34,727        $3,810        9%     $ 5,706        16%
- ----------------------------------------------------------------------------------------------------------------------------


NONINTEREST EXPENSE

   1993 was a year of significant expansion for the Company with five acquisitions and the addition of 24 new branches. The impact of the five acquisitions completed in 1993 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 16% increase in noninterest expense as shown in the schedule on the following page. The decrease in noninterest expense as a percent of average assets from 4.28% in 1992 to 3.70% in 1994 is a direct result of the increased efficiency generated by this growth as well as the impact of mortgage related activities discussed below. The foundation for the efficiencies gained in 1994 and 1993 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized back-shop operations).

   Salaries and benefits increased $4.9 million or 13% in 1994 and $6.3 million or 19% in 1993 partially due to acquisitions and other expansion efforts. However, approximately $2.1 million or 35% of the 1993 increase was due to increased staffing levels in the mortgage operations to accommodate the production volume increases resulting from increased refinancing activities. Another 10% was attributable to the incentive plan put in place for the first time in that year. The variance between amounts expensed under the incentive plan for 1994 and 1993 was not significant. The incentive plan has been a major factor in the Company's ability to contain cost and increase income. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1.0 million or 64% in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets.

   Other expenses in 1994 and 1993 include approximately $1,200,000 and $960,000, respectively associated with various acquisition efforts. The remainder of the increase in 1993 was due primarily to the increase in production volumes and costs associated with mortgage loan pay-offs. In 1994 as activity began to level and decline these expenses also stabilized and began decreasing in the latter half of 1994.

   As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $3,637,000 in 1992 to $3,989,000 in 1993 and $4,717,000 in 1994 due to changes in the mix of loans and increases in the number of loans closed.

   Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. A portion of the cost of this upgrade is reflected in equipment expenses in 1994. Finally, and most importantly, in early 1995 the Company has begun a study of its operating processes in an effort to streamline transactional processing and more effectively serve customers.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------------
                                                                                           INCREASE (DECREASE)
                                                                              -------------------------------------------
                                           YEARS ENDED DECEMBER 31              1994                   1993
                                        ------------------------------        COMPARED               COMPARED
(In thousands)                          1994        1993          1992         TO 1993       %       TO 1992         %
- -------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits     $ 43,355      $38,453      $32,198       $ 4,902       13%      $ 6,255        20%
  Net occupancy expense                 8,610        7,302        6,702         1,308       18           600         9
  Furniture and equipment
    expense                             7,468        6,452        6,178         1,016       16           274         4
  Amortization of mortgage
    servicing rights                    6,078        4,840        5,002         1,238       26          (162)       (3)
  Amortization of intangible
    assets                              1,196          818        1,033           378       46          (215)      (21)
  FDIC assessment                       4,643        3,527        3,259         1,116       32           268         8
  Stationery, printing, and supplies    2,703        2,692        2,326            11       --           366        16
  Postage                               1,609        1,514        1,462            95        6            52         4
  Telephone                             2,834        2,539        2,032           295       12           507        25
  Insurance                             1,645        1,410        1,345           235       17            65         5
  Legal fees                            2,635        1,690        1,792           945       56          (102)       (6)
  Advertising and public relations      2,585        1,579        1,521         1,006       64            58         4
  Other                                15,430       13,704       10,679         1,726       13         3,025        28
- -----------------------------------------------------------------------       -------                -------
Total noninterest expense            $100,791      $86,520      $75,529       $14,271       16%      $10,991        15%
- -----------------------------------------------------------------------       -------                -------
Noninterest expense to
  Average Assets                         3.70%        4.08%        4.28%
- -------------------------------------------------------------------------------------------------------------------------

INCOME TAXES

   The provision for income taxes and related items are as follows:

                   Tax          Cumulative Effect of
                Provision         Accounting Change
               ---------------------------------------
1994           $14,342,000         $          --
1993             8,886,000             3,219,000
1992             5,715,000                    --

   BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.

   In 1991 the Company accrued taxes under the alternative minimum tax system and created a credit of $898,000 that was carried forward and fully utilized in 1992 as a reduction of income tax expense. There were no tax credits or loss carryforwards available in 1993 for financial reporting purposes. In 1993 the Company adopted Financial Accounting Standards Board Statement #109 which requires an asset and liability approach for financial accounting and reporting for income taxes. The impact of the adoption of this statement was the recognition in the first quarter of 1993 of income in the amount of $3,219,000, ($2,059,000 is attributable to Colonial Mortgage Company) which is shown in the financial statements as the cumulative effect of a change in accounting for income taxes.

   Also in 1993, the Omnibus Reconciliation Act of 1993 effectively increased the Company's Federal tax rate by 1% to 35% based on taxable income.

   Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was increased in 1992, 1993 and 1994.

REVIEW OF FINANCIAL CONDITION
OVERVIEW

   Ending balances of selected components of the Company's balance sheet changed from December 31, 1993 to December 31, 1994 as follows:

(In thousands)                             Increase
                                          (Decrease)
- ------------------------------------------------------------
                                           Amount     %
- ------------------------------------------------------------
Total assets                             $ 15,822    0.6%
Securities available for sale
  and investment securities                 5,310    1.3
Mortgage loans held for sale             (300,960) (83.3)
Loans, net of unearned income             321,714   18.2
Deposits                                  (19,534)  (0.9)
- ------------------------------------------------------------

   Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

   The most significant factors affecting BancGroup's financial condition from 1992 through 1994 have been:

   - Acquisitions in 1993 of five thrift institutions with assets totaling $706 million. These acquisitions increased single-family mortgages (primarily adjustable rate loans) from 26.7% of total loans at December 31, 1992 to 40.4% at December 31, 1993 and 40.9% at December 31, 1994. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

   -     Internal loan growth of 18.1% in 1994 excluding acquisitions.

   - An 18.8% increase in 1994 in average noninterest-bearing demand deposits with substantially all of this increase from internal growth. The acquired institutions were thrifts and therefore had minimal noninterest-bearing deposits.

   - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .91%, 1.31% and 1.34% of related assets at December 31, 1994, 1993 and 1992. Net charge-offs were .09%, .33% and .47% of average loans over the same periods. The allowance for possible loan losses was 1.60% at December 31, 1994, providing 314% coverage of non-performing loans (nonaccrual and renegotiated).

   - Increase in tangible leverage ratios from 5.59% at December 31, 1993 to 6.34% at December 31, 1994.

   - Decrease of $301 million in mortgage loans held for sale primarily as a result of increases in long-term interest rates.

         These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

- --------------------------------------------------------------------------------

LOANS

   Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

   - Management's emphasis, within each of BancGroup's six banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. The regional banks are diverse in the loan demands of their areas and in their lending expertise, resulting in a fairly diversified portfolio without significant concentration of risk.

   - Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

   - The most significant industry concentration is in loans collateralized by commercial real estate with loan balances of $574,155,000, $480,071,000, $376,000,000, $312,346,000, and $214,130,000 at December
         31, 1994, 1993, 1992, 1991 and 1990, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas with no more than 30% of these loans in any one geographic area. The Alabama economy experiences a generally slow but steady rate of growth. For this reason, real estate values have not been inflated due to excessive speculation and BancGroup's real estate related loans continue to perform at acceptable levels.

   - Colonial Mortgage makes mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $60,536,000, $361,496,000, $144,215,000, $105,219,000 and $31,069,000 at December
         31, 1994, 1993, 1992, 1991 and 1990, respectively. There is minimal credit risk associated with these loans. During 1991, 1992 and 1993 the total balances

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


         invested in these types of loans increased significantly due primarily to large volumes of mortgage refinancing. The decrease in mortgage loans held for sale during 1994 is directly related to the increase in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

   - As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

   - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 18.1% in 1994, 11.5% in 1993 and 7.0% in 1992 excluding acquisitions.

   - BancGroup also has a significant concentration of residential real estate loans representing 40.9% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a major portion of these loans was acquired with the thrift acquisitions, the Company has continued to grow this portfolio with a $140 million or 19.5% increase in these loans in 1994. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

- ----------------------------------------------------------------------------------------------------------------------------
GROSS LOANS BY CATEGORY

(In thousands)                                                                  DECEMBER 31
- ----------------------------------------------------------------------------------------------------------------------------
                                                      1994            1993          1992           1991            1990
- ----------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural         $  298,708      $  250,746    $  198,033     $  241,824      $  281,745
Real estate--commercial                            574,155         480,071       376,000        312,346         214,130
Real estate--construction                          152,423         135,762       108,578         70,204          66,721
Real estate--residential                           857,314         717,354       312,505        269,532         258,434
Installment and consumer                           169,577         153,273       135,675        158,445         182,648
Other                                               41,577          34,954        39,816         42,064          60,073
- ----------------------------------------------------------------------------------------------------------------------------
Total loans                                     $2,093,754      $1,772,160    $1,170,607     $1,094,415      $1,063,751
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
Percent of loans in each category to total loans:
  Commercial, financial, and agricultural             14.3%           14.2%         16.9%          22.1%           26.5%
  Real estate--commercial                             27.4            27.1          32.2           28.6            20.1
  Real estate--construction                            7.3             7.7           9.2            6.4             6.3
  Real estate--residential                            40.9            40.4          26.7           24.6            24.3
  Installment and consumer                             8.1             8.6          11.6           14.5            17.2
  Other                                                2.0             2.0           3.4            3.8             5.6
- ----------------------------------------------------------------------------------------------------------------------------
                                                     100.0%          100.0%        100.0%         100.0%          100.0%
- ----------------------------------------------------------------------------------------------------------------------------


   As discussed in a subsequent section, BancGroup's Asset/Liability Management Committee seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.

   At December 31, 1994, approximately 54% of loans were floating rate or adjustable rate loans compared to 56% at December 31, 1993.

   Contractual maturities may vary significantly from actual maturities due to loan extensions, early pay-offs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

LOAN MATURITY/RATE SENSITIVITY

(In thousands)                                                        DECEMBER 31, 1994
- -------------------------------------------------------------------------------------------------------------------------
                                                                                                       RATE SENSITIVITY,
                                                                                                         LOANS MATURING
                                                  MATURING                     RATE SENSITIVITY           OVER 1 YEAR
                                    -------------------------------------   ---------------------     -------------------
                                      WITHIN         1-5         OVER
                                      1 YEAR        YEARS      5 YEARS        FIXED      FLOATING       FIXED    FLOATING
- -------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                       $180,215     $ 91,449     $ 27,044     $138,836    $  159,872    $ 75,089   $ 43,404
Real estate--commercial               125,240      328,327      120,588      270,021       304,134     223,499    225,416
Real estate--construction              97,909       38,994       15,520       32,176       120,247      17,104     37,410
Real estate--residential              119,848      231,794      505,672      346,131       511,183     307,392    430,074
Installment and consumer               90,971       75,011        3,595      145,583        23,994      68,508     10,098
Other                                   7,084        3,628       30,865       26,778        14,799      24,372     10,121
- -------------------------------------------------------------------------------------------------------------------------
Total loans                          $621,267     $769,203     $703,284     $959,525    $1,134,229    $715,964   $756,523
- -------------------------------------------------------------------------------------------------------------------------


LOAN QUALITY

   A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a companywide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.

   BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.

   Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.

   The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

   During 1994 the ratio of net charge-offs to average loans decreased to .09% from .33% in 1993. This decrease has been impacted positively by the increase in average loans but also by a decrease of approximately $2.6 million in actual net charge-offs. Net charge-offs as a percent of net loans for the past five years have fluctuated from a high of .51% in 1991 to a low of .09% in 1994. From 1990 through 1992, a period during which the national economy went through a recession, BancGroup's annual charge-off ratio averaged .49% with only a .04% variance between the high and low years. This consistently low and improving charge-off level has primarily been the result of the Company's localized lending strategies and early identification of potential problem loans. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

   The schedule on the following page reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has rather been on establishing reserves related to an earlier identification of potential problem loans. The significant increase in the coverage ratio from 132% at December 31, 1990 to 314% at December 31, 1994 reflects added reserves due to the growth in loans and the relatively consistent level of nonperforming loans (nonaccrual and renegotiated), coupled with management's decision to maintain and in fact increase reserves due to economic uncertainties.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- -------------------------------------------------------------------------------


   Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings streams.

- --------------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
(IN THOUSANDS)                                                                YEARS ENDED DECEMBER 31
- --------------------------------------------------------------------------------------------------------------------------
                                                          1994           1993          1992          1991          1990
- --------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  January 1                                         $   28,633    $   18,769     $   16,154    $   15,097     $   13,778
Charge-offs:
  Commercial, financial, and agricultural                1,836         2,877          3,149         2,670          2,208
  Real estate--commercial*                               1,143           530            771           709             --
  Real estate--construction                                  2           957              7             4             --
  Real estate--residential                                 357           569            730           766            997
  Installment and consumer                               1,635         1,726          2,759         3,666          4,027
  Other                                                    168             7             83            74             74
- --------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                      5,141         6,666          7,499         7,889          7,306
- --------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural                1,646           629            504           595            322
  Real estate--commercial*                                 202            44             49             3             --
  Real estate--construction                                 12            25
  Real estate--residential                                  77           102            171           157            306
  Installment and consumer                               1,430         1,502          1,396         1,488          1,669
  Other                                                     43             7             15            13             22
- --------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                       3,410         2,309          2,135         2,256          2,319
- --------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                          1,731         4,357          5,364         5,633          4,987
Addition to allowance charged to
  operating expense                                      6,481         7,945          7,979         6,364          6,306
Allowance added from bank acquisitions                      27         6,276             --           326             --
- --------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                                       $   33,410    $   28,633     $   18,769    $   16,154     $   15,097
- --------------------------------------------------------------------------------------------------------------------------
Loans (net of unearned income)
  December 31                                       $2,093,703    $1,771,989     $1,172,151    $1,093,728     $1,062,798
Ratio of ending allowance to ending loans
  (net of unearned income)                                1.60%         1.62%          1.60%         1.48%          1.42%
Average loans (net of unearned income)              $1,906,385    $1,315,910     $1,136,124    $1,094,096     $1,016,826
Ratio of net charge-offs to average loans
  (net of unearned income)                                0.09%         0.33%          0.47%         0.51%          0.49%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                            314%          347%           246%          246%           132%
- --------------------------------------------------------------------------------------------------------------------------

   * Prior to 1991 the data were not accumulated for real estate--commercial; therefore, real estate--commercial charge-offs and recoveries are included in real estate--residential.

NONPERFORMING ASSETS

   BancGroup classifies problem loans into four categories: Non-accrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collaterlized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:


- ----------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                                DECEMBER 31
- ----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                           1994           1993           1992          1991          1990
- ----------------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                                    $  8,293        $ 8,139       $ 7,142       $ 5,957       $ 7,532
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                               2,360            117           476           620         3,881
- ----------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                10,653          8,256         7,618         6,577        11,413
Other real estate                                         8,359         15,021         8,066         5,042         4,282
Repossessions                                                81             88           103           150           208
- ----------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                              $19,093        $23,365       $15,787       $11,769       $15,903
- ----------------------------------------------------------------------------------------------------------------------------
Aggregate loans contractually
  past due 90 days for which
  interest is being accrued                             $ 2,559        $ 2,218       $ 1,450       $ 1,597       $ 2,575
Total nonperforming loans as a
  percent of net loans                                     0.51%          0.47%         0.65%         0.60%         1.07%
Total nonperforming assets as a
  percent of net loans, other real estate
  and repossessions                                        0.91%          1.31%         1.34%         1.07%         1.49%
Total nonaccrual, renegotiated and
  past due loans as a percent of total loans               0.63%          0.59%         0.77%         0.75%         1.32%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                         314%           347%          246%          246%          132%
- ----------------------------------------------------------------------------------------------------------------------------


   Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been .71% at December 31, 1993 compared to 1.31% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to .91%. In 1990 total non-performing assets increased due to a few large loans being placed on nonaccrual or classified as renegotiated. The renegotiated loans were classified as such due to the extension of amortization periods and did not represent forgiveness of debt. The classifications of these individual credits was not due to any related economic factors. In 1991 most of these larger loans were removed from nonperforming status due to pay-off, payment of past due amounts or demonstrated ability of borrowers to comply with renegotiated loan terms.

   In the fourth quarter of 1992, three large loans totaling $4.9 million were placed in nonperforming status, including one apartment loan ($1.3 million) which

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


was classified as an "in substance foreclosure." The other two loans were to an industrial trailer manufacturer and a health care services provider located in different geographic areas of Alabama. All of these loans were either charged-off ($.5 million), paid off ($1.3 million) or paid current ($3.1 million) in 1993 and removed from nonperforming status. The majority of the balance of renegotiated loans at December 31, 1994 represents a bankruptcy credit on which the rate was reduced to a below current market rate.
   Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies and independent auditors, has identified approximately $77 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by independent auditors and regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1994 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.
   The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.
   Interest income earned on nonaccrual loans was $414,000, $93,000, $316,000, $232,000 and $398,000 in 1994, 1993, 1992, 1991 and 1990, respectively.
Interest income foregone on such loans was approximately $731,000, $526,000, $279,000, $618,000 and $580,000 in 1994, 1993, 1992, 1991, and 1990
respectively.

- --------------------------------------------------------------------------------

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

   Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of risk within each loan type.

- --------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES                                DECEMBER 31
- --------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                            1994           1993          1992          1991          1990
- --------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial, financial, and agricultural              $ 6,010       $ 5,276        $ 4,280       $ 3,891       $ 4,532
  Real estate--commercial                               12,168        11,112          6,030         5,025         3,445
  Real estate--construction                              3,156         1,407          1,741           963           925
  Real estate--residential                               8,560         7,159          3,906         3,524         2,823
  Installment and consumer                               2,227         2,549          2,175         2,174         2,535
  Other                                                  1,289         1,130            637           577           837
- --------------------------------------------------------------------------------------------------------------------------
Total                                                  $33,410       $28,633        $18,769       $16,154       $15,097
- --------------------------------------------------------------------------------------------------------------------------

SECURITIES

   BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1994 include:

   - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

   - Investment alternatives which maximize the highest after-tax net yield are considered.

   - Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

   - BancGroup's investment in obligations of state and political subdivisions has been increased during 1993 and 1994 since the Company receives full benefit for tax-advantaged investments. The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

   - The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Throughout 1992 and 1993, management has invested in securities with maturities of 5 years or less with the majority in the 2-3 year range. As interest rates have increased and the Company's asset/liability gap position has allowed, maturities have been increased during 1994 to the 5-7 year range.

   - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1994 or 1993 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $297,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

   - Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

   Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. A substantial portion of the securities acquired in the First AmFed merger are classified as available for sale due to the nature of the securities (collateralized mortgage obligations) and the possibility of realigning this portfolio for interest sensitivity purposes. The balance in securities available for sale declined from $108 million at December 31, 1993 to $78 million at December 31, 1994 partially as a result of implementing this plan.

SECURITIES BY CATEGORY
- ----------------------------------------------------------
                                    CARRYING VALUE
                                    AT DECEMBER 31
- ----------------------------------------------------------
(In thousands)               1994        1993       1992
- ----------------------------------------------------------
Investment securities:
  U.S. Treasury securities
    and obligations
    of U.S.government
    agencies               $270,993   $224,961    $183,068
  Obligations of state
    and political
    subdivisions             40,312     35,173      24,657
  Other                      15,294     31,304      59,162
- ----------------------------------------------------------
Total                      $326,599   $291,438    $266,887
- ----------------------------------------------------------
Securities available for sale:
  U.S. Treasury securities
    and obligations of U.S.
    government agencies    $ 65,500   $103,716    $ 27,122
  Obligations of state
    and political
    subdivisions                  5          5          --
  Other                      12,760      4,395       1,714
- ----------------------------------------------------------
Total                      $ 78,265   $108,116    $ 28,836
- ----------------------------------------------------------


   At December 31, 1994, there was no single issuer with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholder's equity or $19.2 million.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


MATURITY DISTRIBUTION OF SECURITIES
                                        WITHIN 1 YEAR           1-5 YEARS            5-10 YEARS            OVER 10 YEARS
                                     -------------------   -------------------    -----------------   --------------------
                                                AVERAGE               AVERAGE               AVERAGE                AVERAGE
(In thousands)                        AMOUNT     RATE       AMOUNT     RATE        AMOUNT     RATE       AMOUNT      RATE
- --------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $57,649     4.83%     $161,671    5.88%      $   509     7.99%    $   506      7.25%
Mortgage-backed securities                --       --        17,839    6.28        15,443     7.55      17,376      8.21
Obligations of state and
  political subdivisions (1)           6,670     7.44        21,991    7.64        10,109     7.68       1,542     12.51
Other (2)                                523    11.67         1,504    6.34         3,267     8.48          --        --
                                     -------               --------               -------              -------
 Total                               $64,842     5.15%     $203,005    6.11%      $29,328     7.71%    $19,424      8.53%
- --------------------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $ 7,042     4.26%
Mortgage-backed securities            58,458     6.48
Obligations of state and political
  subdivisions (1)                         5     6.52
Other                                  1,260     5.89
                                     -------
Total                                $66,765     6.23%
- -----------------------------------------------------

   (1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
   (2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.
   (3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)

- --------------------------------------------------------------------------------

DEPOSITS

   BancGroup's deposit structure consists of the following:


                                                             DECEMBER 31                             % OF TOTAL
- -------------------------------------------------------------------------------------------------------------------------
(In thousands)                                         1994               1993                 1994               1993
- -------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                 $  362,557         $  316,370               16.7%             14.5%
Interest-bearing demand deposits                       462,055            525,263               21.3              24.0
Savings deposits                                       266,536            278,889               12.3              12.7
Certificates of deposits less than $100,000            687,007            706,585               31.6              32.2
Certificates of deposits more than $100,000            189,058            192,643                8.7               8.8
IRAs                                                   154,346            127,117                7.1               5.8
Open time deposits                                      49,905             44,131                2.3               2.0
- -------------------------------------------------------------------------------------------------------------------------
Total deposits                                      $2,171,464         $2,190,998              100.0%            100.0%
- -------------------------------------------------------------------------------------------------------------------------

  The growth in deposits and the mix of deposits has been most significantly impacted in 1993 and 1994 by acquisitions. All of BancGroup's acquisitions completed in 1993 were thrift institutions. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Noninterest-bearing demand deposits have increased $46 million (15%) from December 31, 1993 to December 31, 1994. The increase in average noninterest demand deposits has been approximately 18.8%. Included in this 18.8% increase is approximately .8% related to an increase in deposits of Colonial Mortgage Company with the remaining 18% related to internal growth throughout the Company's branch system. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the merger. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships, sales efforts and the emphasis on the Company's bottom line as brought about by the incentive plan.
  BancGroup has attempted through its acquisition and branch expansion programs to increase its market presence in the state of Alabama and expand into other growth markets in the Southeast. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. During 1992 BancGroup implemented quality review and sales training programs to reinforce the Company's goals of providing the customer with the best service possible. In connection with this goal, several other initiatives have been undertaken, including initiation of a branch automation project, product marketing and creation of a sales force to sell investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide our customers with the financial products they need and desire.

- --------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

  Short-term borrowings were comprised of the following at December 31, 1994, 1993 and 1992:

(In thousands)               1994        1993       1992
- ----------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements             $133,419    $104,818    $94,306
Federal Home Loan
  Bank borrowings         210,000     190,150         --
Other short-term
  borrowings                1,131       1,000        700
- ----------------------------------------------------------
Total                    $344,550     295,968    $95,006
- ----------------------------------------------------------

   BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $190 million at December 31, 1994. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup can borrow up to $525 million from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.

   Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. During 1993 and 1992 the volume of mortgage loans held for sale increased significantly. BancGroup funds these loans on a short-term basis (generally less than 60 days) while they are being packaged for sale. Colonial Mortgage has expanded its base of operations, and the volume level for mortgage loans held for sale has increased accordingly. This accounts for the increase in both average and year-end short-term borrowings for 1993 and 1992. (See Note 8 to the consolidated financial statements.) During 1994 the volume of mortgage loans held for sale decreased significantly as long-term interest rates increased. FHLB borrowings have been used during 1994 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.

- --------------------------------------------------------------------------------

LIQUIDITY AND INTEREST SENSITIVITY

   BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

   Of primary concern to ALMCO is maintaining adequate liquidity for the organization. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

   The Consolidated Statement of Cash Flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations (net income). Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


   From 1992 through 1994 the significant changes in the Company's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $323 million in 1994 and $140 million in 1993 has been one of the principal uses of cash in both years. Mortgage loans held for sale, were a principal use of cash in 1993 increasing $217 million. In 1994 these loans declined, providing $301 million in funds. As noted in previous sections, short-term borrowings increased $196 million excluding acquisitions in 1993 and $48 million in 1994 and were used to fund the increases in mortgage loans held for sale and loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $75 million in 1993 was used along with the net cash from acquisitions to fund the internal loan growth.

   As noted previously, the composition of the Company's loan portfolio has changed over the past two years. BancGroup at December 31, 1994 had $857 million of residential real estate loans. These loans provide collateral for the current $525 million credit line at the FHLB. The FHLB unused credit capacity, $315 million at December 31, 1994, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

   In August, 1993 the Company retired $15 million of its 1986 subordinated debentures which had a maturity date of 2011. The retirement of this debt was funded with a $15 million term note which requires an annual principal amortization of $1 million. The term note was reduced to a balance of $12,250,000 at December 31, 1994. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

   The primary uses of funds as reflected in BancGroup's Parent Only Statement of Cash Flows were $2.5 million for the payment of interest on debt, $2.0 million for principal payment on term notes (See Note 9 to the Consolidated Financial Statements) and $7.4 million for the payment of dividends. The Parent Company's primary source of funds was $11.9 million in dividends received from its Alabama subsidiary bank. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $41.1 million of retained earnings plus certain 1995 earnings would be available for distribution to BancGroup as dividends in 1995 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary bank.

   At December 31, 1994, BancGroup's liquidity position was adequate with loan maturities of $621 million, or 30% of the total loan portfolio, due within one year. Investment securities totaling $132 million or 33% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1994 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $315 million in additional borrowing capacity at the FHLB.

   BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule on page 38 reflects a less than 1% negative gap at 12 months. Based on this schedule, management believes that neither an increase or decrease in interest rates would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. The Company has not used derivatives or off balance sheet instruments for hedging purposes. The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1994.

                                                                              AT DECEMBER 31, 1994
                                                -------------------------------------------------------------------------
                                                                           INTEREST SENSITIVE WITHIN
                                                -------------------------------------------------------------------------
                                                        TOTAL         0-90         91-180        181-365        OVER
(IN THOUSANDS)                                         BALANCE        DAYS          DAYS          DAYS         1 YEAR
- -------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal funds sold and resale agreements          $    2,277    $    2,277     $      --      $     --    $       --
  Investment securities                                326,599        16,089        37,687        21,868       250,955
  Securities available for sale                         78,265        42,064         1,132         2,264        32,805
  Mortgage loans held for sale                          60,536        60,536            --            --            --
- -------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income                      2,093,703       875,849       178,908       329,110       709,836
    Allowance for possible loan losses                 (33,410)      (13,964)       (2,857)       (5,255)      (11,334)
- -------------------------------------------------------------------------------------------------------------------------
Net loans                                            2,060,293       861,885       176,051       323,855       698,502
Nonearning assets                                      310,373            --            --            --       310,373
- -------------------------------------------------------------------------------------------------------------------------
Total Assets                                        $2,838,343    $  982,851     $ 214,870      $347,987    $1,292,635
- -------------------------------------------------------------------------------------------------------------------------

Rate Sensitive Liabilities:
  Interest-bearing demand deposits                  $  462,055    $  325,894     $      --      $     --    $  136,161
  Savings deposits                                     266,536       138,909            --            --       127,627
  Certificates of deposits less than $100,000          687,007       169,594       149,138       144,291       223,984
  Certificates of deposits more than $100,000          189,058        72,479        29,446        32,372        54,761
  IRAs                                                 154,346        45,640        15,025        17,743        75,938
  Open time deposits                                    49,905        47,579            --           779         1,547
  Short-term borrowings                                344,550       264,550        80,000            --            --
  Long-term debt                                        86,501        11,282            33         7,560        67,626
Noncosting liabilities & equity                        598,385                                                 598,385
- -------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Equity                          $2,838,343    $1,075,927     $ 273,642      $202,745    $1,286,029
- -------------------------------------------------------------------------------------------------------------------------
Gap                                                 $       --      ($93,076)     ($58,772)     $145,242        $6,606
- -------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                      $       --      ($93,076)    ($151,848)      ($6,606)   $       --
- -------------------------------------------------------------------------------------------------------------------------


   At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

   In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $357 million with a corresponding cumulative gap at one year of negative $270 million.

- --------------------------------------------------------------------------------

CAPITAL ADEQUACY AND RESOURCES

   Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend payout ratio in 1994 was 27%. This level is below the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios. There have been no considerations given to the cash flow or capital needs of members of the Lowder family (BancGroup's principal shareholders) in setting the dividend rates of BancGroup. Based on the low 1994 dividend payout ratio and the other factors noted above, the Board of Directors in January 1995 approved a 12.5% increase in the quarterly Class A Common Stock dividend rate to $.225 per share and an increase to $.125 per share on the Class B Common Stock. The dividend rate on the Company's Common Stock after the reclassification will be $.225.

   The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

   BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

   The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The Tier I leverage ratio replaces previous minimum primary and total capital ratios. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1994 are stated below:

Capital (thousands):
  Tier I Capital:
    Shareholders' equity (excluding
      unrealized loss on securities
      available for sale) less intangibles    $  178,249
  Tier II Capital:
    Allowable loan loss reserve                   24,780
    Subordinated debt                             17,458
                                              ----------
  Total Capital                               $  220,487

Risk Adjusted Assets (thousands)              $1,973,806
Total Assets (thousands)                      $2,838,343




                             1994        1993       1992
- ----------------------------------------------------------
Tier I leverage ratio        6.34%       5.59%      5.23%
Risk Adjusted Capital
Ratios:
    Tier I Capital Ratio     9.03%       8.44%      7.24%
    Total Capital Ratio     11.17%      10.64%     10.99%

   In the fall of 1991, BancGroup management undertook to have a capital plan (the "Capital Plan") prepared for BancGroup which would analyze BancGroup's capital adequacy and make recommendations to the board of directors regarding long-term capital planning. The Capital Plan was initially undertaken in order to respond to a recommendation for a capital plan by the regulatory examiners of Colonial Bank.

   The Capital Plan recommended that BancGroup consider increasing its capital by $15 million. While the details of the plan recommended a capital infusion to BancGroup, the Capital Plan deferred to senior management decisions regarding how to raise any additional capital, when to raise such capital and where to deploy proceeds.

   A senior management committee was formed following approval of the Capital Plan by BancGroup's board of directors in October 1991 and to date has undertaken steps on behalf of BancGroup to increase capital gradually through normal earnings retention (which was an option specifically acknowledged in the Capital Plan). In addition capital has been increased through stock registrations to capitalize acquisitions, as is the case with four of the five acquisitions completed in 1993. No decision has been made to issue additional common stock in a public offer for cash. BancGroup increased capital by approximately $55 million with these four acquisitions and has continued to increase capital through earnings retention, resulting in the increase in BancGroup's capital ratios noted above.

REGULATORY RESTRICTIONS

   As noted previously on page 38, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

   The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1994, these deposits totaled $40.3 million.

FINANCIAL ACCOUNTING STANDARDS
BOARD RELEASES

   In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS)No. 114 which was amended in October 1994 by SFAS No 118. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," require adoption for years beginning after December 15, 1994. Management believes that the adoption of these statements will not have a material impact on BancGroup's financial position or results of operations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS



TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

We have audited the accompanying consolidated statement of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements have been prepared to give retroactive effect to the acquisition of an entity under common control on February 17, 1995, which was accounted for in a manner similar to a pooling of interests, as described in Note 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1994 and 1993, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 18 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994 and changed its method of accounting for income taxes in 1993.


COOPERS & LYBRAND L.L.P.


Montgomery, Alabama
February 24, 1995

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CONDITION
(as restated)


                                                                                               December 31, 1994 and 1993
                                                                          (Dollars in thousands, except per share amounts)

ASSETS                                                                                     1994                    1993
- -------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                              $  129,720              $  113,551
Interest-bearing deposits in banks                                                        1,777                  26,798
Federal funds sold                                                                          500                  20,150
Securities available for sale (market value: 1993, $108,411) (Note 3)                    78,265                 108,116
Investment securities (market value: 1994, $316,822; 1993, $295,728) (Note 3)           326,599                 291,438
Mortgage loans held for sale                                                             60,536                 361,496
Loans, net of unearned income (Note 4)                                                2,093,703               1,771,989
Less:
  Allowance for possible loan losses (Note 5)                                           (33,410)                (28,633)
- -------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                            2,060,293               1,743,356
Premises and equipment, net                                                              45,874                  44,775
Excess of cost over tangible and identified intangible assets
  acquired, net                                                                          16,239                  16,417
Purchased mortgage servicing rights                                                      54,797                  28,549
Other real estate owned                                                                   8,440                  15,109
Accrued interest and other assets                                                        55,303                  52,766
- -------------------------------------------------------------------------------------------------------------------------
Total                                                                                $2,838,343              $2,822,521
=========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing demand                                                         $  362,557              $  316,370
  Interest-bearing demand                                                               462,055                 525,263
  Savings                                                                               266,536                 278,889
  Time                                                                                1,080,316               1,070,476
- -------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                        2,171,464               2,190,998
FHLB short-term borrowings (Note 8)                                                     210,000                 190,150
Other short-term borrowings (Note 8)                                                    134,550                 105,818
Subordinated debt (Note 9)                                                               17,458                  17,458
Other long-term debt (Note 9)                                                            69,043                  57,397
Other liabilities                                                                        44,277                  87,936
- -------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                     2,646,792               2,649,757
- -------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15)
Shareholders' equity: (Notes 3, 10)
  Preference Stock, $2.50 par value; 1,000,000 shares authorized, none issued
  Class A Common Stock, $2.50 par value; 40,000,000 shares authorized,
    outstanding: 11,280,031 shares in 1994 and 11,163,560 shares in 1993*                28,200                  27,909
  Class B Common Stock, $2.50 par value; 4,000,000 shares authorized,
    outstanding: 635,088 shares in 1994 and 636,895 shares in 1993*                       1,588                   1,592
  Additional paid in capital                                                            109,658                 108,099
  Retained earnings                                                                      55,042                  35,164
  Unrealized loss on securities available for sale, net of taxes                         (2,937)                     --
- -------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                              191,551                 172,764
- -------------------------------------------------------------------------------------------------------------------------
Total                                                                                $2,838,343              $2,822,521
=========================================================================================================================

* On February 21, 1995 the Class A and Class B Common Stock were reclassified into one class. (See Note 10.)

See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME
(as restated)

                                                                                                      For the years ended
                                                                                         December 31, 1994, 1993 and 1992
                                                                                  (In thousands, except per share amounts)

                                                                                 1994             1993             1992
- ---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                   $164,649         $124,384         $111,489
Interest and dividends on investments:
Taxable                                                                        18,287           13,882           15,908
  Nontaxable                                                                    2,047            1,727            1,478
  Dividends                                                                     1,768            1,228            1,223
Interest on federal funds sold and securities purchased under
 resale agreements                                                                186              247              500
Other interest                                                                    293              104               26
- ---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                         187,230          141,572          130,624
- ---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                           68,663           50,455           54,083
Interest on short-term borrowings                                              10,425            6,268            1,748
Interest on long-term debt                                                      3,461            2,794            4,745
- ---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                         82,549           59,517           60,576
- ---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME BEFORE PROVISION FOR POSSIBLE LOAN LOSSES                 104,681           82,055           70,048
Provision for possible loan losses (Notes 1, 5)                                 6,481            7,945            7,979
- ---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES                   98,200           74,110           62,069
- ---------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing and origination fees                                        22,216           21,079           17,816
Service charges on deposit accounts                                            12,384           11,104           10,144
Securities gains, net (Notes 3, 18)                                                84               49            1,220
Other charges, fees and commissions                                             3,134            2,245            2,040
Other income                                                                    6,425            5,956            3,507
- ---------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                       44,243           40,433           34,727
- ---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                                 43,355           38,453           32,198
Occupancy expense of bank premises, net                                         8,610            7,302            6,702
Furniture and equipment expenses                                                7,468            6,452            6,178
Amortization of purchased servicing rights                                      6,078            4,840            5,002
Amortization of intangible assets                                               1,196              818            1,033
Other expense (Note 17)                                                        34,084           28,655           24,416
- ---------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                     100,791           86,520           75,529
- ---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND THE
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                 41,652           28,023           21,267
Applicable income taxes (Note 18)                                              14,342            8,886            5,715
- ---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEMS AND THE CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                                   27,310           19,137           15,552
Extraordinary items, net of income taxes (Notes 9, 18)                             --             (463)              --
Cumulative effect of a change in accounting for income taxes (Notes 1,18)          --            3,219               --
- ---------------------------------------------------------------------------------------------------------------------------
NET INCOME (Note 2)                                                          $ 27,310         $ 21,893         $ 15,552
===========================================================================================================================

EARNINGS PER SHARE:
  Primary:
    Income before extraordinary items and the cumulative effect
      of a change in accounting for income taxes                             $   2.28         $   2.01         $   1.72
    Extraordinary item, net of income taxes                                        --            (0.05)              --
    Cumulative effect of a change in accounting for income taxes                   --             0.34               --
    Net Income                                                               $   2.28         $   2.30         $   1.72
  Fully-diluted:
    Income before extraordinary items and the cumulative effect
      of a change in accounting for income taxes                             $   2.23         $   1.96         $   1.71
    Extraordinary item, net of income taxes                                        --            (0.04)              --
    Cumulative effect of a change in accounting for income taxes                   --             0.29               --
    Net income                                                               $   2.23         $   2.21         $   1.71
  Average number of shares outstanding:
    Primary                                                                    11,996            9,530            9,016
    Fully-diluted                                                              12,763           10,623           10,327
===========================================================================================================================


See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(as restated)


                                                                                                         For the years ended
                                                                                            December 31, 1994, 1993 and 1992
                                                                             (Dollars in thousands, except per share amounts)

                                                                                                        Unrealized
                                                                                                         Loss on
                                            Class A              Class B          Additional            Securities    Total
                                         Common Stock         Common Stock         Paid in   Retained   Available Shareholders'
                                       Shares    Amount     Shares     Amount      Capital   Earnings    for Sale    Equity
- -------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1992 (Note 2)    8,206,415   $20,516    640,328    $1,601     $ 59,571    $ 6,741   $    --     $ 88,429
Shares issued under:
  Directors Stock Plan                  17,024        42                               117                               159
  Stock Option Plans                    26,300        66     12,000        30          158                               254
  Dividend Reinvestment                 10,795        27                               160                               187
  Other                                      2                                                                            --
Net income                                                                                     15,552                 15,552
Cash dividends: (Class A,
  $0.67 per share; Class B,
  $0.27 per share)                                                                             (4,175)                (4,175)
Conversion of Class B Common
  Stock to Class A Common Stock         14,800        37    (14,800)      (37)                                            --
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992           8,275,336    20,688    637,528     1,594       60,006     18,118        --      100,406
Shares issued under:
  Directors Stock Plan                  13,116        33                               164                               197
  Stock Option Plans                    21,350        53                               102                               155
  Dividend Reinvestment                 13,950        35                               259                               294
Issuance of shares for the
  acquisition of:
  Auburn Federal Savings Bank          148,822       372                             2,723                             3,095
  Home Federal Savings Bank
    of Alabama                         407,179     1,018                             7,645                             8,663
  United Savings Bank, FSB             191,944       480                             3,528                             4,008
  First AmFed Corporation            2,091,057     5,228                            33,670                            38,898
  Previous year acquisition                                      66                                                       --
Net income                                                                                     21,893                 21,893
Cash dividends: (Class A,
  $0.71 per share; Class B,
  $0.31 per share)                                                                             (4,847)                (4,847)
Conversion of 7 1/2% convertible
  subordinated debentures                  107                                           2                                 2
Conversion of Class B Common
  Stock to Class A Common Stock            699         2       (699)       (2)                                            --
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993          11,163,560    27,909    636,895     1,592      108,099     35,164        --      172,764
Shares issued under:
  Directors Stock Plan                  14,267        36                               248                               284
  Stock Option Plans                    67,078       168                               738                               906
  Dividend Reinvestment                 23,013        57                               432                               489
  Stock Bonus & Retention Plan             650         2                                10                                12
  Employee Stock Purchase Plan           2,186         5                                43                                48
Issuance of shares for previous
  year acquisitions                      7,470        19                                88                               107
Net income                                                                                     27,310                 27,310
Cash dividends: (Class A,
  $0.80 per share; Class B,
  $0.40 per share)                                                                             (7,432)                (7,432)
Conversion of Class B Common
  Stock to Class A Common Stock          1,807         4     (1,807)       (4)                                            --
Unrealized loss on securities
  available for sale, net of taxes                                                                       (2,937)      (2,937)
- -------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          11,280,031   $28,200    635,088    $1,588     $109,658    $55,042   $(2,937)    $191,551
===============================================================================================================================


See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
(as restated)

                                                                                                         For the years ended
                                                                                           December 31, 1994, 1993, and 1992

(In thousands)                                                                   1994             1993             1992
- ----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                  $  27,310        $  21,893        $  15,552
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
    Depreciation, amortization and accretion                                    8,431            7,243            7,531
    Amortization of purchased mortgage servicing rights                         6,078            4,840            5,002
    Amortization of excess servicing fees                                       1,721            3,773              834
    Provision for possible loan losses                                          6,481            7,945            7,979
    Provision for losses on foreclosure advances                                  480              333              646
    Provision for losses on other real estate owned                               345              784              298
    Deferred income taxes                                                      (1,794)          (6,238)          (1,512)
    Gain on sale of securities, net                                               (84)             (49)          (1,220)
    Decrease (increase) in mortgage loans held for sale                       300,960         (217,281)         (38,996)
    (Increase) decrease in interest receivable                                 (3,161)            (896)           1,518
    Decrease (increase) in prepaids and other receivables                         532           (4,429)             942
    (Decrease) increase in accrued expenses and accounts payable              (36,986)          22,830            8,726
    (Decrease) increase in accrued income taxes                                (2,372)          (1,317)             327
    Increase (decrease) in interest payable                                     2,110           (1,383)          (2,910)
    Other, net                                                                 (3,221)           3,057              680
- ----------------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                       279,520         (180,788)         (10,155)
- ----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                           306,830         (158,895)           5,397
- ----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of securities available for sale                    30,870           11,947               --
  Proceeds from sales of securities available for sale                         16,156               --               --
  Purchase of securities available for sale                                       (49)         (10,166)              --
  Proceeds from maturities of investment securities                            70,767          202,455          134,486
  Proceeds from sales of investment securities                                     --            1,751            4,154
  Purchases of investment securities                                         (123,167)        (218,121)        (149,144)
  Net (increase) decrease in short-term investment securities                  (6,000)          39,000           (5,069)
  Net increase in loans                                                      (322,849)        (140,198)         (87,582)
  Cash received in acquisitions, net (Note 2)                                      --           71,384               --
  Cash received in the purchase of assets and
    assumption of liabilities(Note 2)                                          15,275            4,491               --
  Capital expenditures                                                         (6,966)          (7,119)          (5,503)
  Proceeds from sale of other real estate owned                                 6,413            4,990            2,273
  Purchase of mortgage servicing rights                                       (32,326)         (13,938)          (5,298)
  Increase in excess service fees receivable                                   (2,298)          (5,439)          (3,943)
  Other, net                                                                      (28)           1,049            2,957
- ----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                        (354,202)         (57,914)        (112,669)
- ----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in demand, savings and time deposits                (35,245)          75,098           41,135
  Net increase in federal funds purchased and
    repurchase agreements                                                      28,602           10,511           55,955
  Net increase (decrease) in FHLB and other short-term borrowings              19,850          185,000              (70)
  Retirement of subordinated debt                                                  --          (15,338)             (32)
  Proceeds from issuance of long-term debt                                     25,336           27,498            6,156
  Repayment of long-term debt                                                 (13,443)          (8,012)         (13,016)
  Proceeds from issuance of common stock                                        1,202              428              441
  Dividends paid                                                               (7,432)          (4,847)          (4,175)
- ----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                      18,870          270,338           86,394
- ----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                          (28,502)          53,529          (20,878)
Cash and cash equivalents at beginning of year                                160,499          106,970          127,848
- ----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                           $ 131,997        $ 160,499        $ 106,970
============================================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                $  80,961        $  61,535        $  63,296
    Income taxes                                                               20,583           12,791            6,741
  Non-cash investing activities:
    Transfer of loans to other real estate                                  $   2,255        $   1,813        $   6,727
    Origination of loans for the sale of other real estate                      1,309              537            1,568
    Transfer of investment securities to securities available for sale         22,188           20,738           28,836
  Non-cash financing activities (Note 2):
    Issuance of Class A common stock in acquisitions                               --        $  54,664               --


See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(as restated)

                                                             For the years ended
                                                December 31, 1994, 1993 and 1992

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

   The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

   BASIS OF PRESENTATION--The Consolidated Financial Statements of BancGroup have been restated to give retroactive effect to the February 17, 1995 acquisition of an entity under common control, which is accounted for in a manner similar to a pooling of interests. (See Note 2)

   PRINCIPLES OF CONSOLIDATION--The Consolidated Financial Statements and Notes to Consolidated Financial Statements include the accounts of BancGroup and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated.

   CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

   INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Effective January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading.

   Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

   Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

   Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

   Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

   MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount less discounts collected. The aggregate cost of mortgage loans held for sale at December 31, 1994 and 1993 is less than their aggregate net realizable value. Gains or losses on the sale of mortgage loans are recognized on the date settled. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

   LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

   BancGroup generally does not accrue interest for loans on which the collectibility of interest is doubtful or for loans which are 90 days past due unless they are adequately collateralized, in the process of collection and there is reasonable assurance of full collection of principal and interest. Interest income on these loans thereafter is recognized to the extent received in cash.

   ALLOWANCE FOR POSSIBLE LOAN LOSSES--The allowance for possible loan losses is established through a provision for losses charged to expense. Loans, or portions thereof, considered to be uncollectible are charged against the allowance. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, the underlying value of collateral, overall portfolio quality, review of loan concentrations and specific problem loans and current economic conditions that may affect the borrower's ability to pay.

   PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.

   Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

   OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

   INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

   PURCHASED MORTGAGE SERVICING RIGHTS--The cost of purchases of servicing rights is capitalized and is being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives and the remaining unamortized amount does not exceed the present value of future net servicing income related to the purchased loans. The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. Amounts are stated net of accumulated amortization of approximately $27,235,000 and $21,249,000 in 1994 and 1993, respectively.

   INCOME TAXES--Effective January 1, 1993, BancGroup adopted Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which changed BancGroup's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion 11 to the asset and liability method (See Notes 2 and 18). The principal difference between the liability method and deferred method is that, under the liability method, deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted. BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

   MORTGAGE SERVICING AND ORIGINATION FEES--The service fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance. Fees received and expenses incurred in connection with mortgage loan origination are deferred until the loan is sold.

   EARNINGS PER SHARE--Primary earnings per share were computed based on the weighted average number of shares of common stock (both Class A and Class B) outstanding, as restated, and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements.

   RECLASSIFICATIONS--Certain amounts were reclassified in the 1993 and 1992 financial statements in order to conform with the 1994 presentation.

   RECENTLY ISSUED ACCOUNTING STANDARDS--In May, 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended in October, 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" which require adoption for fiscal years beginning after December 15, 1994. These statements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Because of specialized industry practices, impaired loans are currently measured at the lower of cost or fair value by the allocation of the allowance for possible loan losses. Therefore, management believes that the adoption of SFAS No. 114 and SFAS No. 118 will not have a material impact on BancGroup's financial statements.

- --------------------------------------------------------------------------------

2.  ACQUISITIONS

   On February 17, 1995, BancGroup acquired Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the acquisition date TCC's only asset was its investment in CMC. BancGroup issued 2,272,727 shares of its common stock and assumed the debts of TCC. At acquisition, the acquired entities had total assets of $71 million, total liabilities of $64 million, and total stockholder's equity of $7 million. This business combination by entities under common control is accounted for in a manner similar to a pooling-of-interests. Therefore, BancGroup's 1994 and prior financial statements have been restated to reflect the acquisition.

   The following tables show the effect of the above transaction on results of operations for 1994, 1993 and 1992 and shareholders' equity at Januray 1, 1992 (earliest date presented).

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


(In thousands)               1994        1993       1992
- ----------------------------------------------------------
Total Revenue:
  BancGroup              $122,806    $ 93,693   $ 80,757
  CMC                      26,118      28,795     24,018

  Combined                148,924     122,488    104,775

Net Income (loss):
  BancGroup                27,671      18,709     13,793
  CMC                        (361)      3,184      1,759

  Combined                 27,310      21,893     15,552

                        January 1, 1992         Effect
                         as Previously            of         January 1, 1992
                           Reported           Combination      as Restated
- ----------------------------------------------------------------------------
Common Stock                $16,435            $ 5,682            $22,117
Additional Paid in Capital   60,699             (1,128)            59,571
Retained Earnings             8,350             (1,609)             6,741
- ----------------------------------------------------------------------------
Total Shareholders Equity   $85,484            $ 2,945            $88,429
============================================================================

   The combined financial results presented above include an adjustment made to conform accounting policies of the two companies. The adjustment was the restatement of CMC's 1993 net income for the cumulative effect of a change in accounting principle to SFAS 109 which CMC previously adopted and had elected to apply retroactively to 1991. The adjustment increased 1993 net income $2,059,000. Material intercompany transactions between the two companies have been eliminated in consolidation.

   On May 20, 1994, BancGroup purchased certain assets of $596,000 and assumed certain liabilities, primarily deposits, of $15,871,000 of Altus Federal Savings Bank in Tallassee and Eufaula, Alabama, from the Resolution Trust Corporation.

   The following table represents acquisitions consummated during 1993:


(Dollars in thousands)
                                       Class A Common
                                        Stock Issued
                     Acquisition    --------------------
Bank                    Date         Shares       Value
- --------------------------------------------------------
Auburn Federal
  Savings Bank     March 19            148,822   $ 3,095
Home Federal
  Savings Bank
  of Alabama       March 26            407,179     8,663
United Savings
 Bank, FSB         November 12         191,944     4,008
First AmFed
  Corporation      December 31       2,091,057    38,898

   The value of the shares issued represents the total purchase price of the above acquisitions. In addition to the above acquisitions, on July 23, 1993 BancGroup also assumed certain liabilities, primarily deposits, of $52,380,000 and subsequently purchased certain assets, primarily loans, of $47,889,000 of First Federal Savings and Loan Association of Russell County from the Resolution Trust Corporation.

   The financial institutions acquired were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.

   The following table presents unaudited proforma results of operations for the years ended December 31, 1993 and 1992, after giving effect to the TCC acquisition and amortization of goodwill and other proforma adjustments, as if the acquisitions had occurred on January 1, 1993 and 1992. The proforma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.

(In thousands, except per share
amounts)                              1993         1992
- ----------------------------------------------------------
                                        (Unaudited)
Net interest income before
  provision for possible
  loan losses                        $97,390     $88,560
Income before extraordinary
  items and the change in
  accounting for income taxes         21,576      20,451
Net income                            24,332      20,451
Earnings per share:
  Income before extraordinary
    item and the change in
    accounting for income taxes
      Primary                        $  1.81     $  1.73
      Fully-diluted                     1.78        1.71
  Net income
    Primary                          $  2.04     $  1.73
    Fully-diluted                       2.00        1.71
  Average shares outstanding:
    Primary                           11,910      11,855
    Fully-diluted                     13,003      13,166
- ----------------------------------------------------------


   The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1993 acquisitions.

(In thousands)                                   Total
- ----------------------------------------------------------
Cash and due froms                             $  12,283
Interest-bearing deposits in banks                42,940
Federal funds sold                                20,050
Securities available for sale                     60,442
Investment securities                             71,005
Loans, net                                       460,698
Other real estate owned                           12,114
Accrued interest and other assets                 15,144
Deposits                                         622,421
Short-term borrowings                              5,150
Other long-term debt                              12,708
Other liabilities                                  8,942
Equity                                            54,664
- ----------------------------------------------------------
Excess of cost over tangible and
  identified intangible assets
  acquired, net                                $   9,209
- ----------------------------------------------------------

3. SECURITIES

   The carrying and market values of securities are summarized as follows:


INVESTMENT SECURITIES

(In thousands)                                 1994                                              1993
- -------------------------------------------------------------------------------------------------------------------------
                          AMORTIZED  UNREALIZED    UNREALIZED     MARKET    Amortized  Unrealized   Unrealized   Market
                            COST        GAINS        LOSSES        VALUE         Cost     Gains       Losses      Value
- -------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government agencies      $270,993    $175       $  (9,336)    $261,832     $224,961   $2,722        $(189)     $227,494
Obligations of state and
  political subdivisions     40,312     499            (881)      39,930       35,173    1,464          (89)       36,548
Other                        15,294      29            (263)      15,060       31,304      389           (7)       31,686
- -------------------------------------------------------------------------------------------------------------------------
Total                      $326,599    $703       $ (10,480)    $316,822     $291,438   $4,575        $(285)     $295,728
=========================================================================================================================

   The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE
(In thousands)                                 1994                                              1993
- -------------------------------------------------------------------------------------------------------------------------
                          AMORTIZED  UNREALIZED    UNREALIZED     MARKET  Amortized   Unrealized   Unrealized   Market
                            COST        GAINS        LOSSES        VALUE     Cost        Gains       Losses      Value
- -------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government agencies       $70,327        $ 28     $(4,855)     $65,500   $103,716       $151        $(135)    $103,732
Obligations of state and
  political subdivisions          5                                    5          5                                    5
Other                        12,639         407        (286)      12,760      4,395        279                     4,674
- -------------------------------------------------------------------------------------------------------------------------
Total                       $82,971        $435     $(5,141)     $78,265   $108,116       $430        $(135)    $108,411
=========================================================================================================================


   The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

   Included within other investment securities are $10,000,000 and $4,000,000 in marketable equity securities at December 31, 1994 and 1993, respectively and $21,975,000 in Federal Home Loan Bank stock at December 31, 1993. Included within securities available for sale is $11,327,000 in Federal Home Loan Bank stock at December 31, 1994.

   Realized gains on marketable equity securities were $0 and $1,104,000 in 1993 and 1992, respectively.

   Investment securities with a carrying value of approximately $308,081,000 and $262,478,000 at December 31, 1994 and 1993, respectively, were pledged for various purposes as required or permitted by law.

   Gross gains of $217,000, $21,000, and $73,000 and gross losses of $133,000,
$1,000, and $0 were realized on sales of securities for 1994, 1993 and 1992, respectively.

   The amortized cost and market value of debt securities at December 31, 1994, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Securities Available
                     Investment Securities       For Sale
- ---------------------------------------------------------------
                       Amortized   Market   Amortized   Market
(In thousands)           Cost      Value      Cost      Value
- ---------------------------------------------------------------
Due in one year
  or less              $ 64,842   $ 64,400   $   500   $   504
Due after one year
  through five years    185,166    179,169     7,819     7,803
Due after five years
  through ten years      13,885     13,558        --        --
Due after ten years       2,048      2,045        --        --
- ---------------------------------------------------------------
                        265,941    259,172     8,319     8,307
- ---------------------------------------------------------------
Mortgage-backed
  securities             50,658     47,875    63,229    58,458
- ---------------------------------------------------------------
Total                  $316,599   $307,047   $71,548   $66,765
===============================================================

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


4. LOANS

 A summary of loans follows:

(In thousands)                        1994          1993
- ----------------------------------------------------------
Commercial, financial,
  and agricultural              $  298,708    $  250,746
Real estate--commercial            574,155       480,071
Real estate--construction          152,423       135,762
Real estate--mortgage              857,314       717,354
Installment and consumer           169,577       153,273
Other                               41,577        34,954
- ----------------------------------------------------------
Subtotal                        $2,093,754    $1,772,160
Unearned income                        (51)         (171)
- ----------------------------------------------------------
Total                           $2,093,703     1,771,989
==========================================================


  BancGroup's lending is concentrated throughout Alabama and southern Tennessee, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentration of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.

  BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1994.

  In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Such loans aggregated approximately $40.9 million and $33.4 million at December 31, 1994 and 1993, respectively.

  Loan activity to officers, directors, principal shareholders and to companies in which they own a significant interest which aggregated a loan balance of more than $60,000 during the year ended December 31, 1994 are summarized as follows:

(In thousands)
Balance                                          Balance
1/1/94           Additions       Repayments      12/31/94
- ----------------------------------------------------------
$33,389          $36,039         $28,490        $40,938


5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

   An analysis of the allowance for possible loan losses is as follows:

(In thousands)               1994        1993       1992
- -----------------------------------------------------------
Balance, January 1        $28,633     $18,769    $16,154
Addition due to
  acquisitions                 27       6,276         --
Provision charged
  to income                 6,481       7,945      7,979
Loans charged off          (5,141)     (6,666)    (7,499)
Recoveries                  3,410       2,309      2,135
- -----------------------------------------------------------
Balance, December 31      $33,410     $28,633    $18,769
===========================================================


6.  FINANCIAL INSTRUMENTS WITH
    OFF-BALANCE SHEET RISK

   BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments, standby letters of credit and obligations to deliver and sell (mandatory sales) originated or acquired mortgage loans to permanent investors and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

   BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1994 are as follows:

                                         Contract Amount
                                          (In thousands)
- ----------------------------------------------------------
Financial instruments whose
  contract amounts represent
  credit risk:

Loan commitments                                $458,449
Standby letters of credit                         14,997
Mortgage sales commitments                        56,750

   Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

   Obligations to sell loans at specified dates and prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor.

7.    PREMISES AND EQUIPMENT
   Premises and equipment are summarized as follows:

(In thousands)                           1994       1993
- ----------------------------------------------------------
Land                                  $11,160    $10,924
Bank premises                          43,032     41,548
Equipment                              36,944     33,507
Leasehold improvements                  3,416      3,235
Construction in progress                  869        856
Automobiles                                42         48
- ----------------------------------------------------------
Total                                  95,463     90,118
Less accumulated depreciation
  and amortization                     49,589     45,343
- ----------------------------------------------------------
Premises and equipment, net           $45,874    $44,775
==========================================================


8.    SHORT-TERM BORROWINGS
   Short-term borrowings are summarized as follows:

(In thousands)                1994        1993       1992
- ----------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements              $133,419    $104,818    $94,306
FHLB borrowings            210,000     190,150         --
Other short-term
  borrowings                 1,131       1,000        700
- ----------------------------------------------------------
Total                     $344,550    $295,968    $95,006
==========================================================

   BancGroup had outstanding term notes (Note 9) the current portion, $1,000,000, is included in other short-term borrowings at December 31, 1994 and 1993.

   BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB at December 31, 1994, BancGroup can borrow up to $525 million from the FHLB on either a short or long-term basis. At December 31, 1994, $210,000,000 was outstanding.

   Additional details regarding short-term borrowings are shown below:

(In thousands)                1994        1993      1992
- ----------------------------------------------------------
Average amount
  outstanding
  during the year         $235,598    $195,752  $ 53,380
Maximum amount
  outstanding at
  any month-end            344,550     309,714   112,043
Weighted average
  interest rate:
During year                   4.42%       3.20%     3.27%
End of year                   5.62%       3.20%     2.96%
==========================================================


9.   LONG-TERM DEBT
   Long-term debt is summarized as follows:

(In thousands)                           1994       1993
- ----------------------------------------------------------
12 3/4% convertible
  subordinated
  debentures                         $  7,494    $ 7,494
7 1/2% Convertible
  subordinated
  debentures                            9,964      9,964
Term note                              11,250     13,250
FHLB advances                           2,530      1,489
REMIC bonds                             8,613     11,219
Purchasedservicing
  notes payable                        19,670     23,184
Working capital and other              26,980      8,255
- ----------------------------------------------------------
Total                                $ 86,501    $74,855
==========================================================

   The 12 3/4% convertible subordinated debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The
1985 Debentures are redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture may be converted into BancGroup Common Stock at the conversion price of $18.25 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In the event all of the remaining 1985 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1985 Indenture, a total of 410,622 shares of such Common Stock will be issued.

   The 7 1/2% convertible subordinated debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $28.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 355,878 shares of such Common Stock will be issued.

   On August 11, 1993, BancGroup redeemed $15 million of the 1986 Debentures at 102.25%. The redemption resulted in an extraordinary loss of $746,000 ($463,000, net of tax). The redemption also reduced by 535,000 the number of fully diluted shares outstanding. The redemption was funded primarily by a $15 million term note discussed in the following paragraph.

   BancGroup has a term note with $12,250,000 outstanding at December 31, 1994. (Also see Note 8.) The term note bears interest at a rate of 1.5% above LIBOR and is payable in annual installments of $1,000,000

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


with the balance due in 1998. All of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreement contains restrictive covenants which, among other things, limit the sale of assets, incurrance of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.

   BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $2,530,000 and $1,489,000 at December 31, 1994 and 1993, respectively. These advances bear interest rates of 4% to 7.53% and mature from 1999 to 2011.

   BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1994 the bonds have an outstanding balance of $8,613,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $8,673,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                            Balance at
                    Expected            December 31, 1994
Class               Maturity              (In thousands)
- -----------------------------------------------------------
A-3                June 1, 2007               $4,445
A-4           September 1, 2017                4,168
- -----------------------------------------------------------
Total                                         $8,613
===========================================================

   Colonial Mortgage had purchased servicing, working capital and other notes payable. The purchased servicing notes payable were with various lenders with interest rates that ranged from prime minus 4% to prime plus 1.5%, due monthly, quarterly and annually. Prime equalled 8.5% at December 31, 1994.The working capital and other notes payable were with various lenders with interest rates that ranged from 9.0% fixed rate to prime, reduced by compensating balance credits limited to a base rate of 1.5%, due monthly and quarterly. The notes payable also contain covenants which restrict the occurrence or guaranty of debt, repayment of existing debt, sale of assets, occurrence of lease obligations and payment of dividends. Also, the covenants require Colonial Mortgage to maintain a required level and composition of its servicing portfolio and maintain a required net worth. The Colonial Mortgage purchase servicing, working capital and other notes payable were paid in full immediately following the merger. At December 31, 1994, Colonial Mortgage had unused lines of credit outstanding in the amount of approximately $28,731,000.

   At December 31, 1994, long-term debt, including the current portion, is scheduled to mature as follows:

(In thousands)
- -----------------------------------------------------------
1995                                            $  8,722
1996                                              17,257
1997                                               7,936
1998                                              15,682
1999                                               4,909
Thereafter                                        33,126
- -----------------------------------------------------------
Total                                           $ 87,632
===========================================================

10. CAPITAL STOCK

   Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B Common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to one-twentieth (1/20) of one (1) vote per share and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.

   At the option of the holder of record, and subject to adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of Class A Common Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

11. REGULATORY RESTRICTIONS

   Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $41.1 million of retained earnings plus certain 1995 earnings would be available for distribution to BancGroup as dividends in 1995 without prior approval from the respective regulatory authorities.

   The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1994, these deposits totaled $40.3 million.

12. LEASES

   BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1994 were as follows:

(In thousands)
- --------------------------------------------------------
1995                                            $  3,541
1996                                               2,803
1997                                               2,168
1998                                               1,596
1999                                               1,519
Thereafter                                         6,473
- --------------------------------------------------------
Total                                            $18,100
========================================================

   Rent expense for all leases amounted to $4,393,000 in 1994, $3,638,000 in 1993 and $4,044,000 in 1992.


13. EMPLOYEE BENEFIT PLANS

   BancGroup and its subsidiaries are participants in a pension plan with other companies under common control (which includes The Colonial Company, see Note
16). This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 8.5% for 1994, 7% for 1993 and 9% for 1992. The rate of increase in future compensation levels was 5.00% for 1994, 4.25% for 1993 and 6% for 1992. The expected long-term rate of return on assets was 9% for 1994, 1993, and 1992.

   BancGroup's employee pension benefit plan status at December 31:

(In thousands)                           1994       1993
- --------------------------------------------------------
Actuarial present value of benefit
  obligations:
Accumulated benefit obligation        $ 6,405    $ 8,948
Vested benefit obligation             $ 6,557    $ 9,373
Projected benefit obligation for
  service rendered to date            $ 9,029    $11,912
Plan assets at fair value               8,994      9,638
- --------------------------------------------------------
Plan assets under projected
  benefit obligation                      (35)    (2,274)
Unrecognized net gain from past
  experience different from that
  assumed and effects of changes
  in assumptions                       (1,879)       117
Unrecognized prior service cost          (299)        40
Unrecognized net asset at
  January, 1986 being recognized
  over 19 years                           (42)       (46)
- --------------------------------------------------------
Accrued pension cost                  $(2,255)   $(2,163)
========================================================


(In thousands)                    1994     1993     1992
- --------------------------------------------------------
Net pension cost included the
  following components:
Service cost                     $ 849    $ 616    $ 513
Interest cost                      619      538      463
Actual return on plan assets      (614)    (442)    (448)
Net amortization and deferral      (27)    (147)    (122)
- --------------------------------------------------------
Net pension cost                 $ 827    $ 565    $ 406
========================================================

   During 1994, the Company completed a partial settlement of a previously acquired financial institution's defined benefit plan, resulting in an immaterial gain.

   At December 31, 1994 and 1993, the pension plan assets included investments in Class A Common Stock of BancGroup of 5% each year. Pension plan assets are distributed approximately 16% in U.S. Government and agency issues, 39% in Corporate bonds and 30% in equity securities including Colonial BancGroup Class A Common Stock and 1% in preferred stock.

   BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan, which is administered by The Colonial Company (see Note 16), provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


includes purchase of Common Stock of BancGroup. Charges to operations for this plan amounted to $559,000, $452,000 and $374,000 for 1994, 1993, 1992,
respectively.

14. STOCK PLANS

   The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 550,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1994 and 1993, 492,269 shares remained available for the granting of options under the 1992 Plan.

   The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 800,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1994 and 1993, 786,500 shares remained available for the granting of options under the 1992 Nonqualified Plan.

   Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

   Following is a summary of the transactions in Class A and Class B Common Stock under these plans for the years ended December 31, 1994, 1993 and 1992.

                              SHARES UNDER OPTION
- ---------------------------------------------------------
                                           NONQUALIFIED
                             PLANS             PLANS
                         COMMON STOCK      COMMON STOCK
                       CLASS A  CLASS B  CLASS A  CLASS B
- ---------------------------------------------------------
Outstanding at
  December 31, 1991     67,140  17,750   193,110  28,750
Exercised (at $6.16-
  $7.25 per share)     (10,680) (5,380)  (15,620) (6,620)
- ---------------------------------------------------------
Outstanding at
  December 31, 1992     56,460  12,370   177,490  22,130
Granted (at $4.25-
  $15.73 per share)     57,731            13,500
Exercised (at $6.16-
  $6.38 per share)      (2,500)          (18,850)
- ---------------------------------------------------------
Outstanding at
  December 31, 1993    111,691  12,370   172,140  22,130
Exercised (at $4.25-
  $13.00 per share)    (52,078)          (15,000)
- ---------------------------------------------------------
Outstanding at
  December 31, 1994     59,613  12,370   157,140  22,130
- ---------------------------------------------------------

   At December 31, 1994, the total shares outstanding and exercisable under these option plans were as follows:

                      CLASS A(1)          CLASS B(1)
- ---------------------------------------------------------
                            AGGREGATE           AGGREGATE
  RANGE OF                   OPTION              OPTION
OPTION PRICES      SHARES     PRICE      SHARES   PRICE
- ---------------------------------------------------------
$6.16-$6.38       143,640    887,023     22,130  136,321
$7.25              38,222    277,110     12,370   89,683
$9.75-$11.48        7,891     86,610
$15.73-$18.50      27,000    462,105
- ---------------------------------------------------------
Total             216,753 $1,712,848     34,500 $226,004
=========================================================

(1) On February 21, 1995, the Class A and Class B Common Stock were reclassified into one class.

   In 1987 BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive BancGroup Class A Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make this election six months prior to the inception of their term. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1994, 1993 and 1992, respectively, 14,267, 13,116, and 17,024 shares of Class A Common Stock were issued under the Directors

Plan, representing approximately $284,000, $197,000, and $159,000 in directors' fees for 1994, 1993 and 1992, respectively.

   In 1992 BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 750,000 shares have been reserved for issuance under this Plan. There were 650 shares outstanding with none vested at December 31, 1994.

   In 1994 BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $25 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 150,000 shares authorized for issuance under this Plan. There were 2,186 shares issued and outstanding under this Plan at December 31, 1994.

15. CONTINGENCIES

   BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1994, will have a materially adverse effect on BancGroup's financial statements.

16. RELATED PARTIES

   As described in Note 10, on February 21, 1995 BancGroup's Class A and Class B Common Stock were reclassified into one class. Prior to the reclassification, BancGroup was under common control with an affiliated entity, The Colonial Company and its subsidiaries, which were engaged in real estate, construction, mortgage banking, insurance and broadcasting activities. Total outstanding loan balances to the control group amounted to $15.2 million and $14.4 million at December 31, 1994 and 1993, respectively.

   Most of the insurance coverage for vendor single interest, credit life, and accident and health insurance was provided in 1994 to customers of BancGroup's subsidiary bank by subsidiaries of The Colonial Company. Premiums collected from customers and remitted to The Colonial Company on such insurance were approximately $1,986,000, $1,287,000, and $1,185,000 in 1994, 1993 and 1992,
respectively.

   BancGroup, Colonial Bank and Colonial Mortgage lease premises, including their principal corporate offices, from affiliates of The Colonial Company. Amounts paid under these leases approximated $1,600,000, $1,499,000 and $1,455,000 in 1994, 1993 and 1992, respectively.

   During 1994, 1993 and 1992, BancGroup and its subsidiaries paid or accrued fees of approximately $1,326,000, $949,000, and $922,000 respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17. OTHER EXPENSE

   The following charges have been included in Other Expense:

(In thousands)               1994        1993       1992
- --------------------------------------------------------
Stationery, printing,
  and supplies            $ 2,703     $ 2,692    $ 2,326
Postage                     1,609       1,514      1,462
Telephone                   2,834       2,539      2,032
Insurance                   1,645       1,410      1,345
Legal fees                  2,635       1,690      1,792
Advertising and
  public relations          2,585       1,579      1,521
FDIC assessment             4,643       3,527      3,259
Other                      15,430      13,704     10,679
- --------------------------------------------------------
Total                     $34,084     $28,655    $24,416
========================================================

18. INCOME TAXES

   The components of income taxes were as follows:

(In thousands)               1994        1993       1992
- --------------------------------------------------------
Currently payable:
  Federal                 $15,021     $10,835    $ 6,109
  State                     1,115       1,070      1,118
Deferred                   (1,794)     (3,019)    (1,512)
- --------------------------------------------------------
Total                     $14,342     $ 8,886    $ 5,715
========================================================

   BancGroup adopted SFAS No. 109 as of January 1, 1993, as described in Note
1. This change in accounting principle resulted in a $3,219,000 ($.29 per fully-diluted share) credit being reported as the cumulative effect of a change in accounting for income taxes in the 1993 statement of income. Prior period financial statements have not been restated.

   The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


(In thousands)               1994        1993       1992
- --------------------------------------------------------
Tax at statutory rate
 on income from
 operations               $14,578     $ 9,808     $7,231
Add:
 State income taxes, net
  of federal tax benefit      746         566        413
 Amortization of net
  purchase accounting
  adjustments                 455         375        399
- --------------------------------------------------------
Total                      15,779      10,749      8,043
========================================================

Deduct:
 Nontaxable interest
  income                    1,375       1,251      1,218
 Dividends received
  deduction                   233         425        332
 Utilization of alternative
  minimum tax credit
  carryforward                                       898
 Other                       (171)        187       (120)
- --------------------------------------------------------
 Total                      1,437       1,863      2,328
- --------------------------------------------------------
TOTAL INCOME TAXES        $14,342     $ 8,886     $5,715
========================================================

   Applicable income taxes on realized securities gains of $49,000, $19,000, and $448,000 for 1994, 1993, and 1992, respectively, are included in the provision for income taxes. For federal income tax purposes, a capital loss carryover was utilized in 1992 to offset capital gains totaling approximately $1,100,000 which resulted from the sale of certain securities.

   The components of BancGroup's net deferred tax asset as of December 31, 1994 and 1993, were as follows:

(In thousands)                        1994          1993
- --------------------------------------------------------
Deferred tax assets:
 Allowance for possible loan
  losses                           $12,260       $10,555
 Pension accrual in excess
  of contributions                     681           630
 Excess gains on purchase
  servicing rights                   4,399         4,000
 Acquisiton related accruals            48           689
 Other real estate owned
  writedowns                         1,311         2,913
 Other liabilities and reserves        344           426
 Deferred loan fees, net               699           517
 Securities valuation reserve          105           105
 Excess healthcare contributions       715            --
 Unrealized loss on securities
  available for sale                 1,781
 Other                               1,412           747
- --------------------------------------------------------
 Total deferred tax asset           23,755        20,582
========================================================

Deferred tax liabilities:
 Accelerated tax depreciation          236         1,098
 Accumulated accretion/discount
  on bonds                           1,627         1,703
 Accumulated amortization of
  purchased servicing rights         1,141           721
 Differences between financial
  reporting and tax bases of net
  assets acquired                      984           843
 Stock dividends received              906           800
 Prepaid FDIC assessment               827
 Loan loss reserve recapture         2,727         3,476
 Other                                 174           383
- --------------------------------------------------------
 Total deferred tax liability        8,622         9,024
- --------------------------------------------------------
 Net deferred tax asset            $15,133       $11,558
========================================================

   The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

   BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

   The sources of the deferred tax benefit for 1992 and the tax effect of each are as follows:

(In thousands)                                      1992
- --------------------------------------------------------
Provision for possible
 loan losses                                       $(947)
Other                                                 (5)
- --------------------------------------------------------
 Total                                             $(952)
========================================================

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

- - CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- - INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE -- For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- - MORTGAGE LOANS HELD FOR SALE -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- - LOANS -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- - DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1994 and 1993. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- - SHORT-TERM BORROWINGS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- - LONG-TERM DEBT-- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- - PURCHASED MORTGAGE SERVICING RIGHTS--Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- - COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of these unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1994 and 1993.

- --------------------------------------------------------------------------------

   The estimated fair values of BancGroup's financial instruments at December 31, 1994 and 1993 are as follows:

                                                           1994                                    1993
                                               ------------------------------------------------------------------
                                                 CARRYING             FAIR              Carrying             Fair
(In thousands)                                     AMOUNT            VALUE                Amount            Value
- -----------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments              $  131,997       $  131,997            $  160,499       $  160,499
  Securities available for sale                    78,265           78,265               108,116          108,411
  Investment securities                           326,599          316,822               291,438          295,728
  Mortgage loans held for sale                     60,536           60,536               361,496          361,496
  Purchased mortgage servicing rights              54,797          101,327                28,549           77,496

  Loans                                         2,093,703                              1,771,989
  Less: allowance for loan losses                 (33,410)                               (28,633)
- -----------------------------------------------------------------------------------------------------------------
  Loans, net                                    2,060,293        2,081,021             1,743,356        1,822,573
- -----------------------------------------------------------------------------------------------------------------
Total                                          $2,712,487       $2,769,968            $2,693,454       $2,826,203
=================================================================================================================
Financial liabilities:
  Deposits                                     $2,171,464       $2,154,144            $2,190,998       $2,201,802
  Short-term borrowings                           344,550          344,550               295,968          295,968
  Long-term debt                                   86,501           82,758                74,855           68,829
- -----------------------------------------------------------------------------------------------------------------
Total                                          $2,602,515       $2,581,452            $2,561,821       $2,566,599
=================================================================================================================

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
- --------------------------------------------------------------------------------


20. THE COLONIAL BANCGROUP, INC.
    (PARENT COMPANY ONLY)


STATEMENT OF CONDITION
(as restated)

                                            December 31
- ---------------------------------------------------------
(In thousands)                            1994       1993
- ---------------------------------------------------------
ASSETS:
Cash*                                 $  1,372   $  1,562
Investment in subsidiaries*            212,268    195,562
Intangible assets                        4,028      4,435
Other assets                             5,857      5,449
- ---------------------------------------------------------
Total assets                          $223,525   $207,008
=========================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                 $  1,000   $  1,000
Subordinated debt                       17,458     17,458
Other long-term debt                    11,250     13,250
Other liabilities                        2,266      2,536
Shareholders' equity                   191,551    172,764
- ---------------------------------------------------------
Total liabilities and
  shareholders' equity                $223,525   $207,008
=========================================================

*Eliminated in consolidation.


STATEMENT OF OPERATIONS
(as restated)

                               Years Ended December 31
- --------------------------------------------------------
(In thousands)               1994        1993       1992
- --------------------------------------------------------
INCOME:
Cash dividends from
 subsidiaries*            $11,883     $10,395    $10,030
Interest and dividends
 on investments:
  Short-term investments
   with subsidiary bank*       66          89        107
  Other                        --          --         23
Securities gains, net          --          --      1,104
Other income                1,063       1,077      1,124
- --------------------------------------------------------
Total income               13,012      11,561     12,388
=========================================================
EXPENSES:
Interest                    2,486       2,702      3,025
Salaries and
 employee benefits            928         725        957
Occupancy expense             293         291        303
Furniture and
 equipment expense            111         135        124
Amortization of
 intangible assets            406         406        406
Other expenses              3,247       2,067      2,018
- --------------------------------------------------------
Total expenses              7,471       6,326      6,833
=========================================================
Income before income
 taxes, extraordinary
 item and equity in
 undistributed net
 income of subsidiaries     5,541       5,235      5,555
Income tax benefit          2,224       1,728      1,475
Extraordinary item,
 net of income taxes           --        (463)        --
- --------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries     7,765       6,500      7,030
Equity in undistributed
 net income of
 subsidiaries*             19,545      15,393      8,522
- --------------------------------------------------------
Net income                $27,310     $21,893    $15,552
=========================================================

*Eliminated in consolidation.

    (PARENT COMPANY ONLY)


STATEMENT OF CASH FLOWS
(as restated)

                               Years Ended December 31
(In thousands)               1994        1993       1992
- --------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income               $ 27,310    $ 21,893    $15,552
Adjustments to
  reconcile net income
  to net cash provided by
  operating activities:
 Gain on sale of assets        (7)         (3)    (1,102)
 Depreciation, amorti-
  zation, and  accretion      637         670        711
 Decrease (increase) in
  prepaids and other
  assets                       86       1,077        (58)
 (Decrease) increase
  in accrued income
  taxes                      (727)     (2,243)        36
 Increase (decrease)
  in accrued expenses          79        (122)       449
 Undistributed
  earnings
  of subsidiaries*        (19,545)    (15,393)    (8,522)
- --------------------------------------------------------
 Total adjustments        (19,477)    (16,014)    (8,486)
- --------------------------------------------------------
Net cash provided by
 operating activities       7,833       5,879      7,066
- --------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from sales
  of securities                --          --      2,229
 Capital expenditures         (11)        (18)       (84)
 Proceeds from sale
  of premises and
  equipment                    36           8         22
  Additional investment
   in subsidiaries*            --          --       (587)
- --------------------------------------------------------
Net cash provided by
 (used in) investing
 activities                    25         (10)     1,580
- --------------------------------------------------------


STATEMENT OF CASH FLOWS (continued)
(as restated)

                               Years Ended December 31
(In thousands)               1994        1993       1992
- --------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from advances
 from subsidiaries             --         136         --
Proceeds from issuance
 of long-term debt             --      15,000         --
Repayment of
 long-term debt            (2,000)     (3,550)    (2,100)
Retirement of sub-
 ordinated  debt               --     (15,338)       (32)
Proceeds from
 issuance of
 common stock               1,384         558        539
Dividends paid             (7,432)     (4,847)    (4,175)
Other, net                     --         (12)        --
- --------------------------------------------------------
Net cash used in
 financing activities      (8,048)     (8,053)    (5,768)
- --------------------------------------------------------
Net (decrease) increase
 in cash and cash
 equivalents                 (190)     (2,184)     2,878
Cash and cash
 equivalents at
 beginning of year          1,562       3,746        868
- --------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR*                 $ 1,372    $  1,562    $ 3,746
- --------------------------------------------------------
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
  Interest                $ 2,489    $  2,674    $ 3,028
  Income taxes             (1,500)        (24)    (1,510)
- --------------------------------------------------------


*Eliminated in consolidation.

OTHER INFORMATION REPORTED

  For the purposes of complying with the amendments to the rules governing Form S-8 (effective July 13, 1990) under the Securities Act of 1933, the undersigned registrant hereby undertakes as follows, which undertaking shall be incorporated by reference into the registrant's Registration statements on Form S-8 Nos. 33-41036, 33-11540, 33-13376 and 2-89959:

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.